Exhibit 10.1

ASSET PURCHASE AGREEMENT

Dated as of September 14, 2015

among

Schurz Communications, Inc.,

Each Subsidiary of Schurz Communications, Inc.

Listed on Annex A hereto,

and

Gray Television Group, Inc.

ARTICLE 1 PURCHASE OF ASSETS		1

1.1	Purchase and Sale of Purchased Assets	1
1.2	Excluded Assets	3
1.3	Assumption of Obligations	5
1.4	Purchase Price	6
1.5	Indemnity Escrow	6
1.6	Allocation	7
1.7	Closing	7
1.8	Governmental Consents	8
1.9	Multi-Station Contracts	11

ARTICLE 2 SELLER REPRESENTATIONS AND WARRANTIES		13

2.1	Organization	13
2.2	Authorization	13
2.3	No Conflicts	13
2.4	FCC licenses	14
2.5	Taxes	15
2.6	Tangible Personal Property	16
2.7	Real Property/Leases	17
2.8	Contracts	18
2.9	Environmental	19
2.10	Intangible Property	20
2.11	Employees; Labor Matters	20
2.12	Insurance	22
2.13	Compliance with Law; Permits	22
2.14	Litigation; Orders	22
2.15	Financial Statements	23
2.16	Absence of Changes	23
2.17	Purchased Assets; Sufficiency	23
2.18	No Brokers	23
2.19	Transactions with Affiliates	23
2.20	Disclaimer	24

ARTICLE 3 BUYER REPRESENTATIONS AND WARRANTIES		24

3.1	Organization	24
3.2	Authorization	24
3.3	No Conflicts	24
3.4	Litigation	25
3.5	Qualification	25
3.6	Financing	25
3.7	Solvency	25
3.8	Brokers	26
3.9	Securities Laws	26
3.10	Projections and Other Information	26

- ii -

ARTICLE 4 CERTAIN COVENANTS		27

4.1	Seller's Covenants	27
4.2	No Solicitation or Negotiation	30

ARTICLE 5 JOINT COVENANTS		30

5.1	Confidentiality	31
5.2	Accouncements	31
5.3	Control	31
5.4	Risk of Loss	31
5.5	Consents and Other Arrangements	32
5.6	Employee Relations	32
5.7	Accounting Services; Access to and Retention of Records	36
5.8	Further Action	37
5.9	Title Insurance; Survey	37
5.10	Environmental Assessments; Phase I Investigations	37
5.11	Financing	39
5.12	Audit and SEC Reports	42
5.13	Interim Reports	43
5.14	Cooperation	43
5.15	Tax Returns and Payments	43
5.16	Fulfillment of Conditions	43
5.17	Notice; Updated Schedules	44
5.18	Affiliate Arrangements	45
5.19	Non-Solicitation	45
5.20	Mail and Other Communications	46

ARTICLE 6 SELLER CLOSING CONDITIONS		46

6.1	Representations and Covenants	46
6.2	Proceedings	46
6.3	FCC Authorization	46
6.4	Hart-Scott-Rodino	46
6.5	Deliveries	46

ARTICLE 7 BUYER CLOSING CONDITIONS		47

7.1	Representations and Covenants	47
7.2	Proceedings	47
7.3	FCC Authorization	47
7.4	Hart-Scott-Rodino	47
7.5	Deliveries	47
7.6	Consents	47
7.7	No Material Adverse Effect	48

ARTICLE 8 CLOSING DELIVERIES		48

8.1	Seller Documents	48
8.2	Buyer Documents	50

ARTICLE 9 SURVIVAL; INDEMNIFICATION		50

9.1	Survival	50
9.2	Indemnification	51
9.3	Procedures with Respect to Third Party Claims	52
9.4	No Special Damages; Mitigation	54
9.5	Offset	54
9.6	Treatement of Indemnity Benefits	54
9.7	Exclusive Remedies	54
9.8	Effect of Investigation	54

ARTICLE 10 TERMINATION AND REMEDIES		55

10.1	Termination	55
10.2	Cure Period	55
10.3	Termination and Survival	56
10.4	Specific Performance	57

ARTICLE 11 MISCELLANEOUS		58

11.1	Expenses	58
11.2	Further Assurances	58
11.3	Assignment	58
11.4	Notices	59
11.5	Amendments; Waiver	60
11.6	Entire Agreement	60
11.7	Severability	60
11.8	Third Party Beneficiaries; No Recourse to Financing Sources	61
11.9	Governing Law; Consent to Jurisdiction; Waiver of Jury Trial	61
11.10	Neutral Construction	62
11.11	Cooperation	62
11.12	Counterparts; Delivery by Facsimile/Email	62
11.13	Interpretation	62
11.14	Certain Definitions	63
11.15	Bulk Transfer	70
11.16	Non-Recourse	70

Annexes
Annex A	Schurz Subsidiaries Party to this Agreement

Exhibits
Exhibit A-1	TV Stations
Exhibit A-2	Radio Stations
Exhibit A-3	TV and Radio Stations to which a Station Provides Services
Exhibit B	Assignments of FCC Authorizations Assigning FCC Licenses
Exhibit C	Assignments and Assumptions of Contracts Assigning Purchased Contracts
Exhibit D	Assignments and Assumptions of Leases Assigning Real Property Leases
Exhibit E	Intellectual Property Assignments Assigning Intangible Rights
Exhibit F	General Bills of Sale Conveying Purchased Assets
Exhibit G	Affidavits of Non-Foreign Status of Seller
Exhibit H	Indemnity Escrow Agreement
Exhibit I	Material Lease Agreement Terms (WSBT Building)

Schedules
Schedule 1.1(a)	FCC Licenses
Schedule 1.1(b)	Tangible Personal Property
Schedule 1.1(c)(i)	Owned Real Property
Schedule 1.1(c)(ii)	Leased Real Property
Schedule 1.1(d)	Purchased Contracts
Schedule 1.1(e)	Intangible Property
Schedule 1.2(c)	Excluded Contracts
Schedule 1.2(d)	Seller Marks
Schedule 1.2(p)	Certain Excluded Assets
Schedule 1.4(a)	Certain Proration Adjustments
Schedule 1.8(a)	FCC Licenses
Schedule 1.8(c)	Primary FCC Licenses
Schedule 1.8(g)	Overlap Licenses
Schedule 1.8(h)	Certain Regulatory Actions
Schedule 1.9	Material Multi-Station Contracts
Schedule 1.9(b)	Material Multi-Station Contracts Allocation
Schedule 2.3	Conflicts
Schedule 2.4(a)	Knowledge
Schedule 2.4(b)	Certain Notices
Schedule 2.4(c)	Certain FCC Changes
Schedule 2.5	Taxes
Schedule 2.6	Permitted Liens
Schedule 2.7(a)	Options to Purchase Real Property
Schedule 2.7(b)	Leased Real Property
Schedule2.7(d)	Improvements
Schedule 2.9	Environmental Exceptions
Schedule 2.10	Intangible Property

v

Schedule 2.11	Employees; Labor Matters
Schedule 2.11(c)	Benefit Plans
Schedule 2.11(d)	Benefit Exceptions
Schedule 2.12	Insurance
Schedule 2.13	Compliance with Law; Permits
Schedule 2.14	Litigation
Schedule 2.15	Financial Statements
Schedule 2.16	Absence of Changes
Schedule 2.17	Purchased Assets; Sufficiency
Schedule 2.19	Transactions with Affiliates
Schedule 3.5	Buyer FCC Matters
Schedule 4.1	Permitted Activity
Schedule 5.5(a)	Required Consents
Schedule 5.18	Continuing Affiliate Relationships
Schedule 11.3	Designated Stations

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of September 14, 2015, by and among (i) Schurz Communications, Inc., an Indiana corporation (“Schurz”), each subsidiary of Schurz listed on Annex A hereto (each such subsidiary, a “Seller,” and together the “Sellers”) and (ii) Gray Television Group, Inc., a Delaware corporation (“Buyer”).

Recitals

A.     Sellers are the owners of the assets used or held for use in the operation of the television broadcast stations identified on Exhibit A-1 hereto (each, a “TV Station” and collectively, the “TV Stations”) and used in the operation of the radio broadcast stations identified on Exhibit A-2 hereto (each, a “Radio Station” and collectively, the “Radio Stations”, and together with the TV Stations, the “Stations” and each, a “Station”) and operate such Stations pursuant to certain authorizations issued by the Federal Communications Commission (the “FCC”), with the holders of the FCC License for each Station being listed on Exhibit A-1 or Exhibit A-2, respectively (each, a “FCC Licensee” and collectively, the “FCC Licensees”).

B.     Each Seller is engaged in the business and operation of its Station (collectively, the “Business” which, for the avoidance of doubt, shall not include the other businesses or assets of Sellers or Schurz, but shall include the business and operations specified on Exhibit A-3 to the extent conducted by any Station).

C.     Pursuant to the terms and subject to the conditions set forth in this Agreement, Sellers desires to sell to Buyer, and Buyer desires to purchase from Sellers, the Purchased Assets (as defined below).

Agreement

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties, intending to be legally bound, hereby agree as follows:

Article 1
PURCHASE OF ASSETS

1.1     Purchase and Sale of Purchased Assets. On the terms and subject to the conditions hereof, at the Closing (as defined below), except as set forth in Section 1.2 and Section 1.3, each Seller shall sell, assign, transfer, convey and deliver to Buyer, in each case free and clear of all Liens (as defined below) other than Permitted Liens (as defined below), and Buyer shall purchase and acquire from each Seller, all right, title and interest of such Seller in and to all assets, properties and rights of such Seller, real and personal, tangible and intangible that are exclusively or primarily used or exclusively or primarily held for use in the Business (as defined below) (the “Purchased Assets”), including the following:

(a)     all licenses, permits and other authorizations issued by the FCC with respect to the Stations (the “FCC Licenses”), and all licenses, permits and authorizations issued by any Governmental Entity (as defined below) other than the FCC Licenses applicable to the Business, including those described on Schedule 1.1(a), and including any applications therefor and renewals or modifications thereof between the date hereof and Closing;

(b)     all of each Seller’s equipment, transmitters, antennas, cables, towers, vehicles, furniture, fixtures, servers, traffic systems, graphic systems, audio boards, switchers, back-up generators, radar systems, microwaves, transponders, relays, motor vehicles, computers, computer hardware and peripherals, office equipment, production and news operation equipment, inventory, spare parts and other tangible personal property of every kind and description that are exclusively or primarily used or exclusively or primarily held for use in the Business, in each case, including those listed on Schedule 1.1(b) (as updated by Final Schedule 1.1(b)), except for any retirements or dispositions thereof made between the date hereof and Closing in accordance with Section 4.1) (the “Tangible Personal Property”);

(c)     all of the real property interests (i) owned by each Seller (the “Owned Real Property”), or (ii) leased, subleased, licensed or otherwise occupied by each Seller (the “Real Property Leases”) (in the case of both (i) and (ii) above, including any appurtenant easements, building, structures, fixtures and other Improvements located thereon), that is exclusively or primarily used or exclusively or primarily held for use in the Business, including the Owned Real Property and Real Property Leases listed on Schedules 1.1(c)(i) and (ii), respectively, (collectively, the “Real Property”);

(d)     all agreements (whether written or oral) for the sale of advertising time and all other contracts, agreements, leases and licenses, including any employment and severance agreements with Station employees (as defined below) or website development and hosting agreements and agreements for accounts with Twitter, Facebook or other social media companies (including agreements for social media identifications, administrator rights, and tags on Facebook and Twitter accounts), in each case, exclusively or primarily used or exclusively or primarily held for use in the Business, including the Material Contracts listed on Schedule 1.1(d) (as updated by Final Schedule 1.1(d)), together with all contracts, agreements, leases and licenses made between the date hereof and the Closing in accordance with Section 4.1 (the “Purchased Contracts,” which, for the avoidance of doubt, include the Real Property Leases and, to the extent provided under Section 1.9, the Multi-Station Contracts); provided, that, with respect to employment agreements and severance agreements with Station employees, Buyer shall only assume such contracts set forth on Schedule 1.1(d) as in effect on the date hereof or entered into prior to the Closing in accordance with the terms hereof, including Section 4.1;

(e)     all of each Seller’s rights in any Intellectual Property (as defined below) exclusively or primarily used or exclusively or primarily held for use in the Business but, for the avoidance of doubt, excluding any Intellectual Property exclusively or primarily used in connection with any station or business unit of Schurz or any Affiliate of Schurz that is not a Station or a part of the Business (the “Other Schurz Business”), in each case together with all goodwill associated therewith, including all Intellectual Property listed on Schedule 1.1(e) (the “Intangible Property”). For purposes of this Agreement, “Intellectual Property” means all call letters, trademarks, trade names, service marks, designs, patents, inventions, trade secrets, know-how, processes, methods, techniques, Internet domain names, Websites, web content, social media account names and content, databases, software or applications (including user-applications, source code, executable code, systems, tools, data, firmware and related documentation), copyrights and other works of authorship, programs and programming material, jingles, slogans, logos, content, all applications, registrations and renewals relating to any of the foregoing, and any other intellectual property rights or proprietary rights in or arising from any of the foregoing, including all licenses, sublicenses and other rights granted and obtained with respect thereto, and rights thereunder, including rights to collect royalties, products and proceeds, rights to sue and bring other claims and seek remedies against past, present and future infringements or misappropriations thereof or other conflicts therewith, rights to recover damages or lost profits in connection therewith, and other rights to recover damages (including attorneys’ fees and expenses) or lost profits in connection therewith, and otherwise to seek protection or enforcement of interests therein under the Laws of all jurisdictions;

(f)     Each Seller’s rights in and to all the files, documents, records, and books of account (or copies thereof at each Seller’s sole discretion) to the extent exclusively or primarily used or exclusively or primarily held for use in the Business, including the Business’s local and/or FCC online public files, programming information and studies, signal and program carriage agreements, engineering files, data, drawings, blueprints, schematics, advertising studies, marketing and demographic data, sales correspondence, lists of advertisers, credit and sales reports, and logs, but excluding records to the extent relating to Excluded Assets (as defined below) or any Other Schurz Business (the “Purchased Documents”);

(g)     Each Seller’s Accounts Receivable (as defined below) and other current assets not described in Section 1.2(a) below; and

(h)     Each applicable Seller’s interest in and to the equity interests of Alaska Movie House LLC, Goose Bay Joint Venture LLC, Anchorage Broadcast Television Consortium, Inc., Augusta Tower, LLC, and, if Market Branson, LLC does not exercise its right of first refusal, Branson Visitors TV, LLC (collectively, the “Business Joint Venture Interests”).

1.2     Excluded Assets. Notwithstanding anything to the contrary contained herein, the Purchased Assets shall not include the following assets or any rights, title and interest of any Seller therein (the “Excluded Assets”):

(a)     all cash and cash equivalents of Sellers, including certificates of deposit, commercial paper, treasury bills, marketable securities, checks received and not cashed prior to the Closing, bank accounts, money market accounts, other depository accounts and all such similar accounts or investments;

(b)     all tangible and intangible personal property of Sellers sold, transferred, retired or otherwise disposed of in compliance with the terms of this Agreement prior to the Closing;

(c)     all Purchased Contracts that are terminated in compliance with the terms of this Agreement or expire (and are not renewed or extended by the applicable Seller or Schurz) prior to the Closing and any contracts, agreements, leases and licenses listed on Schedule  1.2(c) (collectively, the “Excluded Contracts”);

(d)     all of Schurz’s and any Seller’s rights, title and interest in and to (i) any names, trade names or service names of Schurz or any Seller that are not exclusively or primarily used nor exclusively or primarily held for use in the Business (including the names “Schurz” and “Schurz Communications”), (ii) the corporate, limited liability company and trade names listed on Schedule 1.2(d), (iii) all URLs and internet domain names consisting of or containing any of the foregoing; and (iv) any variations or derivations of the foregoing that include the word “Schurz” or any confusingly similar term (collectively, the “Seller Marks”);

(e)     all contracts of insurance (including Schurz’s and any Seller’s contracts of health and dental insurance), all coverages and proceeds thereunder and all rights in connection therewith, including rights arising from any refunds due with respect to insurance premium payments to the extent related to such insurance policies;

(f)     except for Purchased Contracts, all pension or profit sharing plans, any trusts established to fund benefits under any employee benefit plan and the assets thereof and, any other benefit or compensation plan, program, contract, policy, agreement or arrangement and the assets thereof, if any, maintained, sponsored or contributed to by Schurz or any Seller, or by any ERISA Affiliate, or with respect to which any of them has any liability or obligation;

(g)     any rights under any non-transferable shrink-wrapped or click-wrapped licenses of computer software and any other non-transferable licenses of computer software;

(h)     except as provided in Section 1.1(g), all rights and claims of any Seller, whether mature, contingent or otherwise, against third parties with respect to the Business, to the extent arising during or attributable to any period prior to the Effective Time (as defined below);

(i)     all claims of Schurz and Sellers with respect to any Tax (as defined below) assets (including refunds and prepayments);

(j)     all Intellectual Property other than the Intangible Property, including all of Schurz’s and each Seller’s rights, title and interest in and to any Intellectual Property that is not exclusively or primarily used nor exclusively or primarily held for use in the Business (including any call letters used in connection with any Other Schurz Business), and all goodwill arising from any of the foregoing;

(k)     (i) Schurz’s and each Seller’s charters or other governance documents, minute books and all books and records relating to the organization, existence or ownership of Schurz and each Seller, (ii) all records, documents, plans and financial records related to the transactions contemplated by this Agreement, (iii) duplicate copies of all Purchased Documents, (iv) all records relating to other Excluded Assets, (v) all personnel files, and (vi) all files, documents, records, Tax Returns (as defined below), books of account and other materials to the extent not relating exclusively or primarily to the Purchased Assets or the operation of the Business;

(l)     the WSBT Building and all other real and personal, tangible and intangible assets of Schurz and each Seller and their Affiliates (as defined below) that are exclusively or primarily used or held exclusively or primarily for use in the operation of the Other Schurz Business;

(m)     all capital stock or other equity securities of Schurz and Sellers, or of subsidiaries of Schurz and Sellers, or their respective Affiliates, and all other equity interests in any entity that are owned beneficially or of record by Schurz, any Seller, or their Affiliates, other than the Business Joint Venture Interests; provided, however, if Market Branson, LLC exercises its right of first refusal, Branson Visitors TV, LLC will be an Excluded Asset;

(n)     all intercompany debts, obligations and other contracts, leases, agreements and arrangements among Schurz, Sellers or their Affiliates that are not Purchased Contracts;

(o)     all rights of Schurz and Sellers under this Agreement, including the right to receive the Purchase Price (as defined below), under any agreement, certificate, instrument or other document executed and delivered in connection with this Agreement or the transactions contemplated hereby and under any side agreement between Schurz or any Seller and Buyer entered into on or after the date of this Agreement; and

(p)     the assets listed on Schedule 1.2(p), if any.

1.3     Assumption of Obligations.

(a)     On the terms and subject to the conditions hereof, at the Closing, each Seller shall assign to Buyer, and Buyer shall assume from each Seller (and Buyer shall thereafter pay, perform, discharge or otherwise satisfy in accordance with their respective terms) (i) subject to Section 1.9, the Multi-Station Contract Obligations and all liabilities and obligations of the Business arising out of, or attributable to, any period of time after the Effective Time, (ii) the obligations described in Section 5.6, (iii) sales commissions related to the sale of advertisements broadcast on the Stations in accordance with the sales commission plans referenced in Schedule 1.1(d) either arising out of or attributable to any period of time after the Effective Time or constituting an Assumed Current Liability, (iv) all obligations and liabilities under those Purchased Contracts that are assumed pursuant to Section 1.1(d) and the FCC Licenses, in each case, either arising out of or attributable to any period of time after the Effective Time or constituting an Assumed Current Liability, (v) any and all Taxes with respect to Purchased Assets arising out of or attributable to any period of time after the Effective Time, (vi) all other trade accounts payable of each Seller to third parties in connection with the Business that constitute Assumed Current Liabilities, (vii) all liabilities and obligations of each Seller relating to compensation or other arrangements with respect to any Employees that constitute Assumed Current Liabilities, and (viii) all other obligations and liabilities arising out of or relating to Buyer’s ownership and operation of the Business and the Purchased Assets (collectively, the “Assumed Obligations”). For purposes of this Agreement, “Assumed Current Liabilities” means only the current liabilities in the “Accounts Payable,” “Accrued Expenses” and “Unexpired subscriptions and deposits” line items of a balance sheet for the Stations, in each case as determined on a combined basis for the Stations as of the Effective Time in accordance with GAAP and consistent with the historical treatment of such line items the Financial Statements for each Station and assuming that the Stations were operated in the ordinary course of business between the date of the latest balance sheet for each respective Station included in the Financial Statements and the Effective Time; provided, that for purposes hereof “Group Insurance INBR” shall be excluded from Accrued Expenses and Assumed Current Expenses. For the avoidance of doubt, except for severance and other obligations and liabilities assumed by Buyer under Section 1.1(d) and Section 5.6, stay bonuses, severance and termination pay, and other compensation payable by any Seller in connection with the consummation of the transactions contemplated by this Agreement will not constitute Assumed Current Liabilities or Assumed Obligations and shall be paid by each applicable Seller.

(b)     Except for the Assumed Obligations, Buyer does not assume, and will not be deemed by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to have assumed, any other liabilities or obligations of Schurz or any Seller or relating to the Purchased Assets or the Business, of any kind or nature, whether accrued, absolute, contingent or otherwise, or whether due or to become due, or otherwise, whether known or unknown, arising out of events, transactions or facts which shall have occurred, arisen or existed on or before the Effective Time, which liabilities and obligations, if ever in existence, shall continue to be liabilities and obligations of the applicable Seller, including any and all liabilities and obligations of or on behalf of Seller for Taxes in respect of taxable periods (or portions thereof) ending on or before the Effective Time and those relating to the Excluded Assets or for borrowed money, including any liability of infringement, misappropriation or other conflict with the Intellectual Property of any third party arising on or before the Effective Time (the “Retained Obligations”). Each applicable Seller shall perform or otherwise discharge all Retained Obligations. For purposes of clarity, and not in limitation of the foregoing, each applicable Seller or Schurz shall be solely responsible for any forfeitures, fines and other payments (collectively, “Fines”) imposed by the FCC in connection with such Seller’s Business operations prior to the Closing Date, whether such Fines are imposed by the FCC in connection with a Renewal Application (as defined below) or otherwise and regardless of whether such Fines are imposed before or after the Closing Date.

1.4     Purchase Price. In consideration for the sale of the Purchased Assets, Buyer shall, at the Closing, in addition to assuming the Assumed Obligations, pay to Schurz the sum of (i) Four Hundred Forty Two Million Five Hundred Thousand Dollars ($442,500,000) (the “Base Purchase Price”), subject to adjustment as set forth on Schedule 1.4(a), (ii) minus the amount of the Employee Credit, and (iii) minus the amount, if any, of any QA Payments actually received by any Seller (collectively, the “Purchase Price”). The Purchase Price shall be paid at Closing as follows: (a) Buyer shall deliver, or cause to be delivered, the Escrow Amount to the Escrow Agent; and (b) the balance of the Purchase Price shall at Closing be paid by Buyer to Schurz on behalf of Sellers by wire transfer of immediately available funds in accordance with written instructions delivered by Schurz to Buyer prior to Closing.

1.5     Indemnity Escrow. At the Closing, as provided in Section 1.4, Buyer shall deliver the Escrow Amount to be retained in escrow with the Wells Fargo, National Association (the “Escrow Agent”) pursuant to the terms of that certain escrow agreement in the form of Exhibit H attached hereto (the “Indemnity Escrow Agreement”). At Closing, Buyer and Schurz shall execute and deliver the Indemnity Escrow Agreement and use commercially reasonable efforts to cause the Escrow Agent to execute and deliver the Indemnity Escrow Agreement. The Escrow Amount plus any interest or earnings thereon (the “Indemnity Escrow”) shall be a source of funds used to satisfy any amounts owed by any Seller to Buyer or the Buyer Indemnified Parties pursuant to Section 9.2 in accordance with the terms of this Agreement and the Indemnity Escrow Agreement. On the date after the expiration of the Survival Period, the remaining Unclaimed Escrow Amount shall be released to Schurz. Any amount remaining as Indemnity Escrow shall thereafter be released in accordance with the Indemnity Escrow Agreement.

1.6     Allocation. All amounts constituting consideration within the meaning of and for the purposes of Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations thereunder shall be allocated among the Purchased Assets and any other rights acquired by Buyer hereunder, as applicable, in the manner required by Section 1060 of the Code. Within ninety (90) days after the Closing Date, Buyer shall prepare an allocation of the Purchase Price and any Assumed Obligations for financial and Tax reporting purposes in accordance with the requirements of Section 1060 of the Code and the Treasury Regulations thereunder (and any similar provision of state, local, or non-U.S. law as appropriate). Buyer and Schurz shall in good faith use their respective commercially reasonable efforts to agree within one hundred fifty (150) days after the Closing Date on such allocations for Tax reporting purposes based upon a reasonable determination of the respective fair market values of the Purchased Assets in accordance with the requirements of the Code and the applicable Treasury regulations promulgated thereunder. To the extent Buyer and Schurz so agree, then they shall complete and timely file any necessary Tax forms, and their respective income Tax Returns, in accordance with such allocation. If Buyer and Schurz are unable to agree on such allocation within such one hundred fifty (150) day period, then Buyer and Schurz shall have no further obligations pursuant to this Section 1.6, and each of Buyer and Schurz shall make its own determination of such allocation for financial and tax reporting purposes.

1.7     Closing.

(a)     Subject to any prior termination of this Agreement pursuant to Section 10.1, the consummation of the sale and purchase of the Purchased Assets pursuant to this Agreement and the assumption of the Assumed Obligations (the “Closing”) shall take place at the offices of Cooley LLP, 1299 Pennsylvania Avenue, NW Suite 700, Washington, D.C. 20004 on the fifth (5th) Business Day after the latest of (i) the date upon which the FCC Consent (as defined below) shall have been granted and shall be in full force and effect and, solely if any petitions to deny or other informal objections have been filed by any person with respect to the FCC Applications, shall have become a Final Order (as defined below), and (ii) the date the HSR Clearance (as defined below) occurs, subject to the satisfaction or waiver of the conditions to Closing set forth herein, or on such other date or at such other location as is mutually agreeable to Buyer and Schurz; provided, however, that, in the event of any petitions to deny or other informal objections have been filed by any person with respect to the FCC Applications, Buyer in its sole discretion and upon at least ten (10) days prior written notice to Schurz may waive the requirement that the FCC Consent become a Final Order, in which event, the date described in clause (i) above will be the date upon which public notice of the grant of the FCC Consent is made by the FCC; provided, further, that if the Marketing Period has not ended on the last date the Closing shall be required to occur pursuant to the foregoing, the Closing shall not occur until the earlier to occur of (1) a date during the Marketing Period specified by the Buyer on no fewer than three (3) Business Days prior notice to Schurz and (2) the third (3rd) Business Day immediately following the final day of the Marketing Period (subject in each case to the satisfaction or waiver of all of the conditions set forth in Article 6 and Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) as of the date determined pursuant to this proviso). For purposes of this Agreement, “Final Order” means an action by the FCC (x) that has not been vacated, reversed, stayed, enjoined, set aside, annulled or suspended; (y) with respect to which no request for stay, motion or petition for rehearing, reconsideration or review, or application or request for review or notice of appeal or sua sponte review by the FCC is pending; and (z) as to which the time for filing any such request, motion, petition, application, appeal or notice, and for the entry of orders staying, reconsidering or reviewing on the FCC’s own motion has expired.

(b)     The date on which the Closing occurs is referred to herein as the “Closing Date” and, in respect of each Station, 12:01 a.m., local time, for such Station on the Closing Date is referred to herein as the “Effective Time”; provided, however, that with respect to those certain Purchased Contracts relating to advertising time on the Stations, the Effective Time shall be deemed to be 5:00 a.m., local time, on the Closing Date.

1.8     Governmental Consents.

(a)     Within ten (10) Business Days after the date of this Agreement, Buyer and each applicable Seller shall file applications with the FCC (collectively, the “FCC Application”) requesting FCC consent to the assignment of the FCC Licenses to Buyer. FCC consent to the FCC Application with respect to those FCC Licenses set forth on Schedule 1.8(a), including (1) FCC consent to the continuing satellite waivers or main studio waivers for KBSD-DT, KBSL-DT, KBSH-DT, KHSD-TV, KDUH-TV and KSGW-TV or a determination that no such waivers are required, (2) FCC consent to the waiver of the FCC’s local television ownership rule, 47 C.F.R. § 73.3555(b), and any other FCC rule, policy, or guideline to permit the assignment to Buyer of the FCC Licenses and the joint sales agreements currently in place in Wichita, Kansas and Springfield, Missouri following the Closing until at least December 31, 2016, (3) FCC consent to the waiver of the FCC’s local television ownership rule, 47 C.F.R. § 73.3555(b), and any other FCC rule, policy, or guideline to permit the assignment to Buyer of the FCC Licenses in the Augusta, Georgia market, and (4) FCC consent to the waiver of the FCC’s local television ownership rule, 47 C.F.R. § 73.3555(b) to permit the assignment to Buyer of the license for KSCW-DT, Wichita, Kansas, in each case of (1), (2), (3) and (4), without any material adverse conditions other than those of general applicability is referred to herein as the “FCC Consent.” Buyer and each applicable Seller shall diligently prosecute the FCC Application and otherwise use their commercially reasonable efforts to obtain the FCC Consent as soon as possible; provided, however, except as provided in the following sentence, neither Buyer, Schurz, nor shall any Seller be required to pay consideration to any third party to obtain FCC Consent.

(b)     Buyer shall pay one-half (1/2) and Schurz shall pay one-half (1/2) of the FCC filing fees relating to the transactions contemplated hereby, irrespective of whether the transactions contemplated by this Agreement are consummated. Buyer and each applicable Seller each shall oppose any petitions to deny or other objections filed with respect to the FCC Application to the extent such petition or objection relates to such party or Person. Neither Buyer nor any Seller shall take any intentional action that would, or intentionally fail to take such action the failure of which to take would, reasonably be expected to have the effect of materially delaying the receipt of the FCC Consent. If the Closing shall not have occurred for any reason within the original effective period of the FCC Consent, and neither party shall have terminated this Agreement under Section 10.1, Buyer and each applicable Seller shall jointly request one or more extensions of the effective period of the FCC Consent; provided, however, that no such extension of the FCC Consent shall limit the right of either party to exercise such party’s rights under Section 10.1.

(c)     The “Primary FCC Licenses” shall mean those FCC Licenses set forth in Schedule 1.8(c). The Primary FCC Licenses of the Stations expire on the dates set forth in Schedule 1.1(c). If, at any point prior to Closing, an application for the renewal of any Primary FCC License (a “Renewal Application”) is either pending or must be filed pursuant to the Communications Laws, the applicable Seller shall timely execute, file and prosecute with the FCC such Renewal Application in accordance with Section 4.1(b) hereof. If the FCC Application is granted by the FCC subject to a renewal condition, then, notwithstanding any limitation in this Section 1.8, the applicable Seller’s satisfaction of such renewal condition shall be deemed a precondition to obtaining the FCC Consent and Governmental Consent. For each Renewal Application that is pending on the date hereof or that must be filed during the pendency of the FCC Application, Buyer agrees to request that the FCC apply its policy permitting the transfer of control of Primary FCC Licenses in transactions involving multiple stations to proceed, notwithstanding the pendency of one or more Renewal Applications (the “FCC Renewal Policy”). Buyer shall make such representations and agree to such undertakings as are required to be made in order to invoke the FCC Renewal Policy, including undertakings to assume, as between the parties and the FCC, the position of the applicant before the FCC with respect to any pending Renewal Application and to assume the corresponding regulatory risks relating to any such Renewal Application; provided, however, that nothing set forth in this Section 1.8(c) shall be deemed to amend or modify the provisions of Section 1.3 relating to the Retained Obligations and, notwithstanding anything to the contrary contained in this Agreement, and subject to and in accordance with the provisions of Article 9 hereof, the applicable Seller shall indemnify Buyer for any forfeiture or other penalty that Buyer may incur due to an FCC determination as to such Seller’s operation of that Station. In addition, should it be necessary to avoid disruption or delay in the processing of the FCC Application despite the forgoing, the applicable Seller shall, to the extent reasonably necessary to expedite grant by the FCC of that Renewal Application and thereby to facilitate grant of the FCC Application, promptly enter into a tolling, assignment and assumption or similar agreement (a “Tolling Agreement”) with the FCC to facilitate grant of any Renewal Application, to extend the statute of limitations for the FCC to determine or impose a forfeiture penalty against that Station in connection with (i) any pending complaints that the Station aired programming that contained obscene, indecent or profane material or (ii) any other enforcement matters against the Station with respect to which the FCC may permit such Seller to enter into a tolling assignment and assumption or similar agreement, and such Seller shall comply with such Tolling Agreement(s). To the extent that it may be required by the FCC, Buyer agrees to become a party to and execute such a Tolling Agreement subject to the condition that, notwithstanding anything to the contrary contained in this Agreement, Schurz shall indemnify Buyer for any forfeiture or other penalty that Buyer may incur due to an FCC determination as to the applicable Seller’s operation of that Station. Buyer and Schurz shall consult in good faith with each other prior to any Seller entering into any such Tolling Agreement under this Section 1.8(c); provided, however, that Buyer shall not be required to enter into any Tolling Agreement or agree to fund any Tolling Agreement escrow.

(d)     Within ten (10) Business Days after the date of this Agreement, Buyer and Schurz shall make any required filings with the Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), with respect to the transactions contemplated hereby (including a request for early termination of the waiting period thereunder), and Buyer and Schurz shall thereafter promptly use commercially reasonable efforts to respond to all requests received from such agencies for additional information or documentation. Expiration or termination of any applicable waiting period under the HSR Act is referred to herein as the “HSR Clearance.” Buyer shall pay one-half (1/2) and Seller shall pay one-half (1/2) of the HSR filing fees relating to the transactions contemplated hereby, irrespective of whether the transactions contemplated by this Agreement are consummated.

(e)     Notwithstanding anything in this Agreement to the contrary, and in addition to the other covenants set forth in this Agreement, Buyer agrees to use commercially reasonable efforts to obtain all consents under any antitrust or competition Legal Requirement, rule or regulation (including the HSR Act) or Communications Act of 1934, as amended, and the rules, regulations and written policies of the FCC promulgated pursuant thereto (the “Communications Laws”) that may be required by the FCC, the FTC, the DOJ, any state Attorney General or any other U.S. federal, state or local Governmental Entity, or any applicable non-U.S. antitrust or competition Governmental Entity, in each case having competent jurisdiction, so as to enable the parties to close the transactions contemplated by this Agreement as promptly as practicable.

(f)     In connection with their obligations pursuant to this Section 1.8 with respect to pursuing the FCC Consent and the HSR Clearance, Buyer and Schurz shall, subject to applicable Legal Requirements and confidentiality obligations (i) keep each other informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, any governmental agency and of any material communication received or given in connection with any Action by a private party, in each case with respect to this Agreement, the Stations, the Business or the transactions contemplated hereby, (ii) notify each other of all documents filed with or received from any governmental agency with respect to this Agreement, the Stations, the Business or the transactions contemplated hereby, (iii) furnish each other with such information and assistance as the other may reasonably request in connection with their preparation of any governmental filing hereunder and (iv) cooperate in all reasonable respects with each other in connection with any filing or submission with a governmental agency in connection with the transactions contemplated by this Agreement and in connection with any investigation or other inquiry by or before any governmental agency relating to this Agreement, the Stations, the Business or the transactions contemplated hereby, including any Action initiated by a private party. The FCC Consent and HSR Clearance are referred to herein collectively as the “Governmental Consents”. Subject to applicable laws relating to the exchange of information and any existing confidentiality obligations, each of Buyer and Schurz shall have the right to review in advance, and to the extent practicable each will consult with the other on all information relating to the other party or parties, as the case may be, and their respective Affiliates, that both appears in any filing made with, or written materials submitted to, any third party and/or any governmental agency and relates to the parties’ obtaining the Governmental Consents with respect to this Agreement, the Stations, the Business or the transactions contemplated hereby.

(g)     In addition to, and not in limitation of, any other provision of this Agreement, if at any time following the execution of this Agreement, Buyer is not qualified under applicable Law to acquire attributable interests in any FCC Licenses included in the Purchased Assets associated with the TV Stations listed on Schedule 1.8(g) (such FCC Licenses, the “Overlap Licenses”), then Buyer shall elect one or more of the following with respect to the Overlap Licenses: (i) use commercially reasonable efforts to (A) promptly enter into a purchase agreement (or other similar agreement) no later than the forty-fifth (45th) Business Day following execution of this Agreement with one or more third parties that is or are so qualified to acquire such Overlap Licenses and such other Purchased Assets as Buyer elects to include in such transaction and (B) cause such third party or parties to purchase such Overlap Licenses concurrently with the Closing; and/or (ii) use commercially reasonable efforts to (A) promptly enter into a purchase agreement (or other similar agreement) no later than the forty-fifth (45th) Business Day following execution of this Agreement with one or more third parties to acquire such assets currently owned by Buyer such that Buyer would become qualified under applicable Legal Requirement to acquire attributable interests in any Overlap Licenses in such market and (B) cause such third party or parties to purchase such divested assets concurrently with the Closing. Notwithstanding anything to the contrary contained herein, no assignment contemplated by this Section 1.8 shall relieve Buyer of its obligation to consummate the transaction contemplated by this Agreement or to pay the entire Purchase Price at the Closing. With respect to the Overlap Licenses, Buyer shall use commercially reasonable efforts to take all actions required, and comply with all conditions imposed on it, in order to obtain the FCC Consent and HSR Clearance with respect to the Overlap Licenses, including, but not limited to, any requirement that Buyer utilize an FCC divestiture trust in connection with the consummation of the Transactions at the Closing to the extent related to such Overlap Stations. Buyer shall be responsible for the payment of all Taxes and other costs and expenses, including filing fees, incurred in connection with or as a result of the asset purchase agreement and any divesture trust or other similar structure or transaction.

(h)     Buyer and Schurz will reasonably cooperate with and assist each other in connection with the foregoing, will comply with their obligations set forth on Schedule 1.8(h), and will use commercially reasonable efforts to undertake their obligations under this Section 1.88 in a manner that shall not materially delay or otherwise impair the receipt of the applicable FCC Consent, HSR Clearance or the consummation of the transactions hereunder.

1.9     Multi-Station Contracts. For purposes of this Agreement, “Multi-Station Contract” means any contract, agreement or lease used in the Business that one or more Other Schurz Business is party to, or has rights or obligations with respect to, and “Material Multi-Station Contract” means any Multi-Station Contract for which (a) the obligations under such contract, agreement or lease require payment by a Seller in excess of One Hundred Thousand Dollars ($100,000) annually, or (b) the rights under such contract, agreement or lease entitle a Seller to receive in excess of One Hundred Thousand Dollars ($100,000) annually. Schedule 1.9 includes a list, as of the date hereof, of the Material Multi-Station Contracts. The rights and obligations under each Multi-Station Contract that is assigned to and assumed by Buyer (and included in the Purchased Assets and Assumed Obligations, as the case may be) shall include only those rights and obligations under such Multi-Station Contract to the extent that they are applicable to the Stations. The rights of each Other Schurz Business with respect to such Multi-Station Contract and the obligations of each Other Schurz Business to such Multi-Station Contract shall not be assigned to and assumed by Buyer (and shall be Excluded Assets and Retained Obligations, as the case may be). Subject to the provisions of this Section 1.9, the Purchased Assets shall include those rights to the extent relating to the Business which are attributable to the period from and after the Effective Time under a Multi-Station Contract, subject to the terms and conditions of such Multi-Station Contract (such rights, the “Multi-Station Contract Rights”), and the Assumed Obligations shall include both those obligations assumed under Section 1.3(a)(vi) and those obligations to the extent relating to the Business which are attributable to the period from and after the Effective Time under a Multi-Station Contract, subject to the terms and conditions of each such Multi-Station Contract (such obligations, the “Multi-Station Contract Obligations”). All rights and obligations which arise under a Multi-Station Contract other than the Multi-Station Contract Rights and the Multi-Station Contract Obligations shall in all cases be included in the Excluded Assets and the Retained Obligations, as applicable. For purposes of determining the scope of the Multi-Station Contract Rights and the Multi-Station Contract Obligations, the rights and obligations under each Multi-Station Contract shall be equitably allocated among (1) the Stations, on the one hand, and (2) the Other Schurz Business, on the other hand, in accordance with the following equitable allocation principles:

(a)     any allocation set forth in the Multi-Station Contract shall control;

(b)     except as set forth on Schedule 1.9(b), if there is no allocation in the Multi-Station Contract as described in clause (a) hereof, then any reasonable allocation previously made by Schurz or its Affiliates (as applicable) in the ordinary course of business or consistent with Schurz’s or its Affiliates’ (as applicable) historical expense allocation of such Multi-Station Contract shall control;

(c)     if there is no reasonable allocation as described in clause (b) hereof, then the quantifiable proportionate benefit to be received by Schurz and Buyer after the Effective Time (to be determined by mutual good faith agreement of Schurz and Buyer) shall control; and

(d)     if not quantifiable as described in clause (c) hereof, then reasonable accommodation (to be determined by mutual good faith agreement of Schurz and Buyer) shall control.

Subject to any applicable third-party consents, authorizations, approvals, waivers or notices, such allocation shall be effectuated, at the election of Schurz, by termination of the Multi-Station Contract in its entirety and the execution of new contracts on substantially the same terms and conditions as the terminated Multi-Station Contract or by an assignment to and assumption by Buyer of the Multi-Station Contract Rights and the Multi-Station Contract Obligations under such Multi-Station Contract. The parties shall use commercially reasonable efforts to obtain any such new contracts or assignments to, and assumptions by, Buyer in accordance with this Section 1.91.9 and Section 5.5. Schurz shall keep Buyer reasonably informed and shall consult with Buyer in good faith in making any determinations described in this paragraph.

Article 2
SELLER REPRESENTATIONS AND WARRANTIES

Except as set forth in the Disclosure Schedules, Schurz and Sellers, jointly and severally, hereby make the following representations and warranties to Buyer:

2.1     Organization. Schurz and each Seller are duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with full power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted, and each is qualified to do business in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse impact on the operation of any Station. Schurz and each Seller have the requisite power and authority to execute, deliver and perform this Agreement and all of the other agreements and instruments to be made by Schurz or such Seller pursuant hereto (collectively the “Seller Ancillary Agreements”) and to consummate the transactions contemplated hereby and thereby.

2.2     Authorization. Except as set forth on Schedule 2.3, the execution, delivery and performance of this Agreement and the Seller Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby by Schurz and each Seller have been duly authorized and approved by all necessary action of Schurz and each Seller and do not require any further authorization or consent of Schurz or any Seller or its directors, managers, officers, stockholders or members. This Agreement is, and each Seller Ancillary Agreement when executed and delivered by Schurz and/or any applicable Seller and the other parties thereto will be, a legal, valid and binding agreement of Schurz and/or such Seller, enforceable in accordance with its terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

2.3     No Conflicts. Except (a) as set forth on Schedule 2.3, (b) for the Governmental Consents and consents to assign the Material Contracts (as indicated on Schedule 1.1(d)), (c) where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse impact on the operation of any Station, or (d) for such consents, approvals, filings or notices which, in the aggregate, would not have a material adverse impact on the operation of any Station, the execution, delivery and performance by Schurz and each Seller of this Agreement and the Seller Ancillary Agreements and the consummation by Schurz and Sellers of any of the transactions contemplated hereby or thereby does not and will not, in any material respect, conflict with, violate, result in a breach of the terms and conditions of, or, with or without notice or the passage of time, result in any breach, event of default or the creation of any Lien under, any Material Contract, any organizational documents of Schurz or Sellers, or any law, judgment, order, or decree to which Schurz or any Seller is subject or to which any of its material assets are bound, or require the consent or approval of, or a filing by Schurz or any Seller with, any governmental or regulatory authority or any other Person.

2.4     FCC Licenses.

(a)     Schedule 1.1(a) sets forth all of the FCC Licenses (and the expiration dates thereof), which constitute all of the licenses, permits, authorizations and registrations of the FCC required for the lawful operation of the Business and the ownership of Purchased Assets or otherwise material to the present operation of the Business and the ownership of Purchased Assets, all required FCC antenna structure registrations that are associated with towers owned by any Seller, and any pending applications for renewal or modification of the FCC Licenses. Except as set forth on Schedule 1.1(a): (i) the FCC Licensees are holders of the FCC Licenses described on Schedule 1.1(a), (ii) the FCC Licenses are in full force and effect in accordance with their terms and have not been revoked, suspended, canceled, rescinded or terminated and have not expired, (iii) there is not pending, or, to Seller’s Knowledge (as defined below), threatened, any action by or before the FCC to revoke, suspend, cancel, rescind or materially adversely modify any of the FCC Licenses (other than proceedings to amend FCC rules of general applicability), (iv) there is not issued or outstanding, by or before the FCC, any order to show cause, notice of violation, notice of apparent liability, or order of forfeiture against the Business or any Seller with respect to the Business that could result in any such action, (v) to Seller’s Knowledge, the FCC Licenses have been issued for the full terms customarily issued by the FCC for each class of Station, and (vi) the FCC Licenses are not subject to any condition except for those conditions appearing on the face of the FCC Licenses and conditions generally applicable to each class of Station. Except as set forth on Schedule 2.4(a), to Seller’s Knowledge, the Stations and the Business are operating in compliance in all material respects with the terms of the FCC Licenses and the Communications Laws. To Seller’s Knowledge, except as set forth on Schedule 2.4(a) and after appropriate inquiry to the FCC regarding any pending indecency matters or other enforcement issues, there are no facts or circumstances relating to any Seller that would reasonably be expected to (a) result in the FCC’s refusal to grant the FCC Consent or any Renewal Application or otherwise disqualify any Seller, (b) materially delay obtaining the grant of the FCC Consent or any Renewal Application, (c) cause the FCC to impose a material condition or conditions on its granting the FCC Consent or any Renewal Application or (d) result in any challenge to the FCC Application or any Renewal Application. “Knowledge” with respect to Schurz or any Seller shall mean the actual knowledge of (y) the general manager and chief engineer (or person holding a similar position, but not including any contract employee or consultant) of the applicable Station, and (z) the individuals set forth on Schedule 2.4(a).

(b)     Schedule 1.1(d) contains, as of the date hereof, (i) a list of all retransmission consent agreements with multi-channel video programming distributors, including cable systems, telephone companies, and DBS systems (together, “MVPDs”) with respect to each TV Station, and (ii) a list of the MVPDs with more than 10,000 subscribers that, to Seller’s Knowledge, carry any TV Station outside such TV Station’s Nielsen Designated Market Area (“DMA”). Except as set forth on Schedule 2.4(b), Seller has entered into retransmission consent agreements with respect to each MVPD with more than 10,000 subscribers in any of the TV Stations’ DMAs. Since January 1, 2015 and until the date hereof, except as set forth on Schedule 2.4(b), (x) no headend with more than 10,000 subscribers covered by an MVPD in any of the TV Stations’ DMAs has provided written notice to Seller of any material signal quality issue or has failed to respond to a request for carriage or, to Seller’s Knowledge, sought any form of relief from carriage of a TV Station from the FCC and (y) no Seller has received any written notice from any MVPD with more than 10,000 subscribers in any of the TV Station’s DMAs of such MVPD’s intention to delete a TV Station from carriage or to change a TV Station’s channel position.

(c)     To Seller’s Knowledge, no Radio Station receives material interference from another radio broadcast station or causes material interference to another radio broadcast station, except to the extent permitted by the Communications Laws or the terms of a Radio Station’s FCC License. Except as set forth on Schedule 2.4(c), each applicable Seller has completed or caused to be completed the construction of all facilities or changes contemplated by any of the FCC Licenses or construction Permits issued to modify the FCC Licenses with respect to the Radio Stations.

2.5     Taxes.(a)     Schurz and each Seller have, in respect of the Business, timely filed all material Tax Returns which are required to have been filed (taking into account any permitted extension of time within which to file) under applicable law, and all such Tax Returns are complete, true and correct in all material respects. Except as set forth on Schedule 2.5 and for Taxes contested in good faith by appropriate proceedings, Schurz and each Seller have fully and timely paid all Taxes due and payable as shown on any Tax Return. As used herein, “Taxes” shall mean any and all federal, state, local, county, provincial, national, foreign and other taxes, assessments, fees, levies, duties, tariffs, imposts, and other similar charges (together with any and all interest, penalties and additions to tax) imposed by any governmental or taxing authority including, without limitation, taxes or other charges on or with respect to income, gross receipts, minimum, franchises, windfall or other profits, gross receipts, property, environmental, custom duties, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, disability or net worth taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, conveyance, value added, or gains taxes, license, registration and documentation fees and similar charges, and “Tax Returns” shall mean any returns, reports, claims for refund, declarations of estimated Taxes and information statements, including any schedule or attachment thereto or any amendment thereof, with respect to Taxes required to be filed with any governmental or taxing authority, domestic or foreign, including consolidated, combined and unitary tax returns.

(b)     With respect to the Business:

(i)     Neither Schurz nor any Seller has received any notice from any taxing authority in connection with any Seller’s liability with respect to Taxes, and no Seller has waived any statute of limitations in respect of Taxes or agreed to any extension of time to assess a Tax.

(ii)     There are no Liens, except Permitted Liens, on any of the assets of any Seller with respect to Taxes nor, to Seller’s Knowledge, is any taxing authority in the process of imposing any lien for Taxes on any such assets.

(iii)     To Seller’s Knowledge, each Seller has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(c)     There is no dispute or claim concerning any Tax liability of any Seller claimed or raised by any authority in writing.

(d)     No Seller has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency other than as the result of extending the due date of a Tax Return for Schurz or any Seller.

2.6     Tangible Personal Property.

(a)     Schedule 1.1(b) contains a list of all Tangible Personal Property with an original acquisition cost in excess of One Hundred Thousand Dollars ($100,000) that is included in the Purchased Assets with respect to each Station. Except as set forth on Schedule 2.6, each Seller does, and immediately prior to the Closing such Seller will, have good and valid title to its portion of the Tangible Personal Property free and clear of liens, claims and encumbrances (“Liens”), other than Permitted Liens. As used herein, “Permitted Liens” means, collectively, (i) statutory liens for taxes, assessments and governmental charges not yet due and payable or that are being contested in good faith by appropriate proceedings and, if required under GAAP, for which appropriate reserves have been created; (ii) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not violated in any material respect by the current operation of the Business; (iii) any right reserved to any governmental authority to regulate the affected property that is stated in any permits or recorded documents; (iv) in the case of any leased Purchased Asset, (A) the rights of any lessor under the applicable Purchased Contract or any Lien granted by any lessor or any Lien that the applicable Purchased Contract is subject to, (B) any statutory Lien for amounts that are not yet due and payable or that are being contested in good faith by appropriate proceedings and, if required under GAAP, for which appropriate reserves have been created, and (C) the rights of the grantor of any easement or any Lien granted by such grantor on such easement property; (v) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, material men and other Liens imposed by law arising or incurred in the ordinary course of business for amounts that are not yet due and payable and, if required under GAAP, for which appropriate reserves have been created or that are being contested in good faith by appropriate proceedings and that are not resulting from any breach, violation or default by any Seller of any Purchased Contract or applicable law; (vi) Liens created by or through Buyer or any of its Affiliates; (vii) any Liens or other facts, rights or interests that would be set forth in a title policy or an accurate and complete land survey relating to any Seller’s interests in any Real Property, or any defects, easements, rights-of-way, restrictions and other similar Liens of record set forth in any state, local or municipal recording or like office, which do not materially interfere with the present use of any Real Property, any Station or other Purchased Asset or with the operation of the Business; (viii) Liens that will be released prior to or as of the Closing Date, including, without limitation, all mortgages and security interests securing indebtedness of any Seller; (ix) non-exclusive licenses of Intellectual Property granted in the ordinary course of business; and (x) Liens designated as Permitted Liens on Schedule 2.6, if any.

(b)     Except as set forth on Schedule 1.1(b), each item of Tangible Personal Property with an original acquisition cost in excess of One Hundred Thousand Dollars ($100,000) is in adequate operating condition, ordinary wear and tear excepted.

2.7     Real Property/Leases.

(a)     Schedule 1.1(c)(i) lists the address of all Owned Real Property. Each Seller has, and immediately prior to or as of the Closing will have, good and marketable fee simple title to its portion of the Owned Real Property free and clear of Liens, other than Assumed Obligations and Permitted Liens. Except as disclosed on Schedule 2.7(a), neither any Seller nor any of its Affiliates is obligated under, nor is a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any of the Owned Real Property or any portion thereof or interest therein. Except as disclosed on Schedule 2.7(a), no Seller has leased or otherwise granted to any Person the right to use or occupy any of the Owned Real Property or any portion of the income or profits from the sale, operation or development thereof.

(b)     No Seller, nor to such Seller’s Knowledge any other party to any Real Property Lease, has violated any provision of, or committed or failed to perform any act which, with notice, lapse of time or both, would constitute a material default under the provisions of any of the Real Property Leases. Schedule 2.7(b) includes a list of all Real Property Leases, the location of the underlying Leased Real Property and the parties to the Real Property Leases. Except as set forth on Schedule 2.7(b), to Seller’s Knowledge, each Seller has, and at Closing will have a good and valid leasehold interest in the real property subject to the Real Property Leases (the “Leased Real Property”). Except as set forth on Schedule 2.7(b), no Seller has subleased, licensed or otherwise granted any Person the right to use or occupy any Leased Real Property. Except for Permitted Liens, no Seller has collaterally assigned or granted any other security interest in any Real Property Lease. Except as adequately reserved for, there are no outstanding obligations regarding material construction or other material work or installations to be performed by or on behalf of Seller at any Leased Real Property. To Seller’s Knowledge, the Owned Real Property includes, and the Real Property Leases provide, sufficient access (including but not limited to access for ingress, egress, and the ability to perform of routine maintenance) to each Station’s facilities, including, but not limited to, broadcast towers. There are no material oral agreements regarding the use or occupancy of the Owned Real Property or the Leased Real Property.

(c)     There is not pending nor, to Seller’s Knowledge, threatened any (i) zoning application or proceeding; (ii) condemnation, eminent domain or taking proceeding; or (iii) other action relating to any Owned Real Property or portion thereof or interest therein or, any Leased Real Property. Within the past two (2) years, no Seller has received written (or, to Seller’s Knowledge, other) notice of default or violations in connection with any material permits required for the occupancy and operation of the Real Property.

(d)     Except as set forth in Schedule 2.7(d), to Seller’s Knowledge, the Improvements are in adequate condition and repair, and adequate to operate such facilities as currently used. To Seller’s Knowledge, there are no (i) structural defects, or defects in the mechanical or building systems, in the Improvements or (ii) other facts or conditions affecting any of the towers, antennae, Improvements or Real Property, which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the towers, antennae, Improvements or Real Property or any portion thereof in the operation of the Business. For the purposes hereof, “Improvements” shall mean all buildings, structures, improvements, fixtures, furniture, building systems and equipment, and all components thereof located on any Owned Real Property, and all buildings, structures, improvements, fixtures, furniture, building systems and equipment, and all components thereof located on any real property leased, subleased or licensed under any Real Property Lease and which are owned by Seller, regardless of whether title to such buildings, structures, improvements or fixtures are subject to reversion to the landlord or other third party upon the expiration or termination of such Real Property Lease.

2.8     Contracts.

(a)     Schedule 1.1(d) sets forth a true and complete list of the following Purchased Contracts (collectively, the “Material Contracts”):

(i)     any contract under which the aggregate payments or receipts for the past twelve (12) months exceeded, or for the following twelve (12) months is expected to exceed, One Hundred Thousand Dollars ($100,000);

(ii)     any network affiliation agreement;

(iii)     any retransmission consent agreement with any MVPD with more than 10,000 subscribers in any of the Station’s markets;

(iv)     any contract that relates to an ownership interest in any corporation, partnership, joint venture or other business enterprise or other entity, excluding wholly-owned subsidiaries of any Seller;

(v)     any Real Property Lease;

(vi)     any contract involving the purchase or sale of Real Property that has not closed as of the date hereof;

(vii)     any contract involving construction, architecture, engineering or other agreements relating to uncompleted construction projects, in each case that involve payments in excess of One Hundred Thousand Dollars ($100,000);

(viii)     any contract involving compensation to any Station employee, or independent contractor or consultant engaged to perform services to the Business in excess of One Hundred Thousand Dollars ($100,000) per year (provided, however, that for purposes of this Section 2.8(a)(viii), the term Material Contract shall not include at-will contracts or any other contracts involving compensation to any Station Employee or independent contractor or consultant, in each case that can be terminated upon thirty (30) days’ notice, without penalty or additional payment), other than Seller’s standard severance policy; and

(ix)     any contract with any labor union, collective bargaining group, works council or association representing any employee of the Sellers.

Prior to Closing, Schurz and Sellers will have made available to Buyer true and complete copies of the Material Contracts (including all amendments and supplements thereto) required to be listed on Schedule 1.1(d) (or Final Schedule 1.1(d)); provided, that with respect to any oral contract, Seller has provided a summary of the material terms.

(b)     Each of the Material Contracts is in full force and effect and is binding and enforceable upon the applicable Seller and, to such Seller’s Knowledge, the other parties thereto (subject to bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered a proceeding in equity or at law)). Each Seller has performed its obligations under each of the Material Contracts applicable to such Seller in all material respects and are not in material default thereunder, and to Seller’s Knowledge, no other party to any of the Material Contracts is in default thereunder in any material respect.

(c)     Unless listed on Schedule 1.1(c)(ii) or Schedule 1.1(d) (as further described in Schedule 2.3), each Seller’s rights, title and interest in and to each of the Material Contracts (or the Multi-Station Contract Rights, as the case may be) applicable to such Seller are fully assignable to Buyer without the consent, approval or waiver of any other Person and the assignment of such Material Contracts will give no party thereto the right to terminate such Material Contract.

2.9     Environmental. Except as set forth on Schedule 2.9, and except as would not reasonably be expected to result in any Seller or the Real Property incurring material liability under any applicable Environmental Law (as defined below), (a) each Seller is and has been in compliance in all material respects during the last five (5) years from the date hereof with all Environmental Laws applicable to the Business, the Purchased Assets, and the Real Property, which compliance includes obtaining, maintaining and complying in all material respects with all permits, licenses or other authorizations required by Environmental Law for the operation of the Business or use of the Real Property, (b) no claims are pending or, to Seller’s Knowledge, threatened against any Seller, the Business, the Purchased Assets or the Real Property alleging a violation of, or liability under, Environmental Laws, (c) to Seller’s Knowledge, there are no conditions resulting from the operations of the Business or existing at or resulting from the Purchased Assets or any Real Property that would reasonably be expected to result in the owner or operator of the Business or the Real Property incurring material liability under Environmental Laws, (d) to Seller’s Knowledge, there has been no release by any Seller of Hazardous Materials on, at, or under any Real Property, (e) there is no pending or, to Seller’s Knowledge, threatened Action by any Person arising from or related to electromagnetic spectrum pollution or emissions generated by or originating from the Stations or otherwise related to the operation of the Business by Sellers, (f) to Seller’s Knowledge, the operations of the Business do not materially exceed the permissible levels of exposure to RF radiation specified in the Communications Laws or under Environmental Laws, (g) during the last five (5) years from the date hereof, no Seller has received any written request for information, notice of violation or other communication from any Governmental Entity or third party alleging a violation of or liability under any Environmental Law, and (h) each Seller has made available, or will make available prior to Closing, to Buyer copies of all material non-privileged environmental assessments, audits, investigations or other similar environmental reports relating to the Business, the Purchased Assets or the Real Property that are in the possession of such Seller and that have been obtained in the last five (5) years. For purposes of this Agreement, the following terms have the following meanings: (i) “Environmental Law” shall mean any and all federal, state or local laws (including common law), statutes, rules, regulations, codes, policies, ordinances, orders, injunctions and directives, in effect on or prior to the Closing Date: (a) related to releases or threatened releases of, or exposure to, any Hazardous Materials; (b) governing the use, treatment, storage, disposal, transport or handling of Hazardous Materials; or (c) related to pollution or the protection of the Environment or human or worker health and safety (with respect to management of or exposure to hazardous substances). Such Environmental Laws include, without limitation, the following federal laws: the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Emergency Planning & Community Right-to-Know Act, the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Occupational Health and Safety Act, as it relates to management of or exposure to hazardous substances, and the Toxic Substances Control Act.; (ii) “Hazardous Materials” shall mean (A) all chemicals, materials, substances or wastes classified, characterized or regulated as “hazardous,” “toxic,” “pollutant” or “contaminant,” or words of similar meaning, defined, listed, classified, regulated or prohibited under any Environmental Law, (B) all petrochemical or petroleum products or oil, and (C) any other chemical, material, substance, emission or media exposure to which may be harmful to human health or is prohibited, limited or regulated by any Environmental Law; and (iii) “Environment” shall mean surface waters, ground waters, surface water sediment, soil, subsurface strata, buildings, indoor air, ambient air and other environmental medium.

2.10     Intangible Property. Schedule 2.10 contains a description of all material Intangible Property. Except as set forth on Schedule 2.10, (a) to Seller’s Knowledge, each Seller’s use of the Intangible Property does not infringe upon any third party’s Intellectual Property in any material respect, (b) to Seller’s Knowledge, none of the Intangible Property is being infringed or misappropriated by any third party, (c) no Intangible Property is the subject of any pending or, to Seller’s Knowledge, threatened Action claiming infringement of any third party’s Intellectual Property and (d) in the past three (3) years, no Seller has received any written claim asserting that its use of any Intangible Property is unauthorized or violates or infringes upon the Intellectual Property of any third party or challenging the ownership, use, validity or enforceability of any Intangible Property which claim has not been settled or resolved prior to Closing. To Seller’s Knowledge, the Sellers are the owners of or have the valid right to use the Intangible Property free and clear of Liens, other than Permitted Liens, in the applicable jurisdictions in which such Intangible Property is currently being used. Subject to obtaining any required consents set forth on Schedule 2.3, and except for the Seller Marks, from and after Closing, all material Intangible Property shall be owned or available for use by Buyer on terms and conditions that are substantially similar to the terms and conditions under which each Seller owned or used such Intellectual Property immediately prior to the Closing.

2.11     Employees; Labor Matters.

(a)     Except as set forth on Schedule 2.11, since January 1, 2010 to Seller’s Knowledge, each Seller has complied in all material respects with all labor and employment laws, rules and regulations applicable to the Business, including those which relate to wages, hours, benefits, terms and conditions of employment, discrimination in employment, collective bargaining, equal employment opportunity, harassment, immigration, disability, workers’ compensation, unemployment compensation, the payment of social security and similar taxes, the classification of employees, plant closing and layoff of employees, and occupational health and safety.  Except as set forth on Schedule 2.11, there is, and since January 1, 2015 there has been, no unfair labor practice charge, employment discrimination charge, or other complaint against or affecting any Seller in respect of the Business pending or, to Seller’s Knowledge, threatened before the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable governmental body including any state labor relations board or equal opportunity agency or any court or tribunal, nor has any written complaint pertaining to any such charge or complaint or potential charge or complaint been filed against any Seller, and there is, and for the past three (3) years has been, no strike, picketing, labor dispute, request for representation, slowdown or work stoppage pending or, to Seller’s Knowledge, threatened in respect of the Business.

(b)     Seller is not party to or subject to any collective bargaining, union or similar agreement with respect to the Station employees (as defined below), and, to Seller’s Knowledge, no union or other labor organization represents or claims to represent or is attempting (or within the past three (3) years has attempted) to organize such Station employees. To Seller’s Knowledge, there are, and for the past three (3) years have been, no ongoing or threatened union decertification activities relating to Station employees.

(c)     Schedule 2.11(c) sets forth a complete and correct list of each deferred compensation, incentive compensation, stock purchase, stock option, retention, severance or termination pay, hospitalization or other medical, life, or other insurance, supplemental unemployment benefits, profit-sharing, 401(k), pension or retirement plan, program or agreement, and each other material employee benefit plan, program, agreement, arrangement, contract or policy, that currently is sponsored, maintained, or contributed to or required to be contributed to by a Seller or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with such Seller would be deemed a “single employer” within the meaning of Section 414 of the Code or Section 4001(b)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), for the benefit of any Employee (collectively with the employment agreements or severance agreements referenced in Section 1.1(d), the “Benefit Plans”). Schedule 2.11(c) identifies each of the Benefit Plans that is an “employee welfare benefit plan” or “employee pension benefit plan” as such terms are defined in Sections 3(1) and 3(2) of ERISA. None of the Station employees participate, or have participated within the past five years, in a multiemployer pension plan (within the meaning of Section 4001(a)(3) of ERISA) that is covered by Title IV of ERISA, nor has such Seller been required to or contributed to such a plan for any Employee within the past five years. To Seller’s Knowledge, each of the Benefit Plans has been and is operated and administered in accordance with its terms in all material respects and in material compliance with applicable requirements of the Code, ERISA, and other applicable Legal Requirements. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a currently applicable favorable determination letter from the Internal Revenue Service and, to Seller’s Knowledge, nothing has occurred that would reasonably be expected to adversely affect the qualification of such Benefit Plan. With respect to each Benefit Plan to which a Seller is obligated to contribute, all contributions for all periods ending prior to or on the Closing Date shall have been made or will be made by such Seller, or its Affiliates.

(d)     Except as disclosed on Schedule 2.11(d), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (alone or in combination with any other event) (i) result in any payment becoming due (for severance, termination pay or otherwise) to any Employee or satisfy any prerequisite to any payment or benefit to any Employee, (ii) increase any benefits or give rise to any liability under any Benefit Plan, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefits under any Benefit Plan, or increase the amount of compensation or benefits due to any Employee or their beneficiaries.

2.12     Insurance. Each Seller maintains insurance policies or other arrangements with respect to the Business and the Purchased Assets consistent with its practices for other stations, and will maintain such policies or arrangements until the Effective Time. Schedule 2.12 includes a true and complete list of all insurance policies maintained by or on behalf of Sellers. Schurz has made, or will make prior to Closing, available to Buyer true and complete copies of all such insurance policies, together with copies of all policy endorsements. There is no material claim pending under any of such insurance policies relating to any Seller or the Business.

2.13     Compliance with Law; Permits. Subject to Section 2.4 and Schedule 2.4(a) with respect to the FCC Licenses, and except as set forth on Schedule 2.13, each Seller has complied in all material respects with all laws, ordinances, codes, rules and regulations, and all decrees, judgments and orders of any Governmental Entity which are applicable to the Business or any Seller in respect of its Business, including, without limitation, the requirements of the FCC and the Federal Aviation Administration with respect to the Stations’ antennas, and, to Seller’s Knowledge, such Seller has not been charged and is not under investigation with respect to any material violation of any the foregoing. Schedule 2.13 sets forth a true and complete list of all material Permits. Except as set forth on Schedule 2.13, (x) each Seller holds all material licenses, franchises, permits, certificates, approvals and authorizations, including all required FCC Antenna Structure Registrations, from Governmental Entities necessary for the ownership and operation of its portion of the Business (collectively, “Permits”), (y) to Seller’s Knowledge, all such Permits are valid and in full force and effect and (z) each Seller is in compliance in all material respects with the terms of all Permits and, there is no Action pending or, to Seller’s Knowledge, threatened regarding the suspension, revocation, or cancellation of any Permits.

2.14     Litigation; Orders. Except as set forth on Schedule 2.14, there is no legal or administrative claim, suit, action, complaint, charge, grievance, arbitration, audit, investigation, inquiry or other proceeding (each, an “Action”) pending or, to Seller’s Knowledge, threatened against any Seller (i) that would have a Material Adverse Effect on the Business or (ii) which would reasonably be expected to affect such Seller’s ability to perform its obligations under this Agreement or any Seller Ancillary Agreement or otherwise impede, prevent or materially delay the consummation of the transactions contemplated by this Agreement or any Seller Ancillary Agreement. Except as set forth on Schedule 2.14, there is no material decree, judgment or order of any Governmental Entity (i) to which any Seller is subject or (ii) by which any material asset or property owned or used by any Seller in the operation of its portion of the Business is subject, except, in each case, those affecting the television broadcast industry or radio broadcast industry generally. To Seller’s Knowledge, no director, officer or employee of any Seller is subject to any decree, judgment or orders of any Governmental Entity that prohibits such Person from engaging in or continuing any material service provided to such Seller’s portion of the Business.

2.15     Financial Statements. Schurz has made available to Buyer prior to the date of this Agreement copies of the following unaudited financial statements of Sellers on a combined and combining basis (such financial statements, collectively, the “Financial Statements”): (a) an unaudited balance sheet as of the fiscal year ended December 31, 2014, (b) an unaudited statement of operations for the fiscal year ended December 31, 2014, and (c) an unaudited balance sheet as of June 30, 2015 and the related unaudited statement of operations for the six (6) months month period then ended. The Financial Statements have been derived from the books and records of Sellers relating to the Business and fairly present, in all material respects, the financial position and results of operations, on a per market basis with respect to the applicable Station, of the Business as of the dates thereof and for the periods indicated therein in conformity with GAAP and reflect all material costs and expenses of conducting the Business of each Station, including reasonable allocations for all costs and expenses of services performed for Seller by its Affiliates . Except as set forth on Schedule 2.15, Sellers have no liabilities or obligations with respect to the Business that would be required to be disclosed on a balance sheet or in footnotes thereto, in each case prepared in accordance with GAAP, except (i) liabilities which are adequately reflected or reserved against in the balance sheets as of June 30, 2015 included in the Financial Statements and (ii) current liabilities incurred in the ordinary course of business since June 30, 2015.

2.16     Absence of Changes. Except as set forth on Schedule 2.16, since December 31, 2014, there has not occurred a Material Adverse Effect, and the Business has been operated in all material respects in the ordinary course of business consistent with past practice.

2.17     Purchased Assets; Sufficiency. Except as set forth on Schedule 2.17, Sellers have good and valid title to, or a valid leasehold interest in, the Purchased Assets free and clear of all Liens (other than Permitted Liens). The Purchased Assets include all assets that are owned, leased or licensed by any Seller and exclusively or primarily used or exclusively or primarily held for use in the Business, except for the Excluded Assets. Except as set forth on Schedule 2.17, the Purchased Assets constitute all the material assets and properties (including Material Contracts and FCC Licenses), whether tangible or intangible, whether personal, real or mixed, wherever located, that are used in the Business and are sufficient to conduct the Business in the manner in which it is conducted on the date hereof and as of the Closing Date.

2.18     No Brokers. Except for services of RBC Capital Markets, LLC to Schurz, for which the applicable fee shall be paid by Schurz, no broker, investment banker, financial advisor or other third party has been employed or retained by Schurz or any Seller in connection with the transactions contemplated by this Agreement or is or may be entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Schurz or any Seller.

2.19     Transactions with Affiliates. Except as set forth on Schedule 2.19, there are no arrangements between any Seller, on the one hand, and any of its Affiliates, on the other hand, relating to the Business (other than the Multi-Station Contracts and the services provided by Schurz or any other Excluded Assets). Upon Closing, no Seller will have any interest in any asset used in the Business (other than the Excluded Assets and the Multi-Station Contracts).

2.20     Disclaimer. EXCEPT AS EXPRESSLY PROVIDED IN THIS ARTICLE 2 OR ANY SCHEDULE, CERTIFICATE OR OTHER DOCUMENT DELIVERED BY SCHURZ OR ANY SELLER PURSUANT TO THIS AGREEMENT, INCLUDING THE OTHER TRANSACTION DOCUMENTS, NEITHER SCHURZ NOR ANY SELLER MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, NATURE OR DESCRIPTION, EXPRESS OR IMPLIED, INCLUDING, ANY WARRANTY OF TITLE, MERCHANTABILITY OR FITNESS OF ANY PURCHASED ASSET FOR A PARTICULAR PURPOSE or with respect to any projections or future FINANCIAL OR OPERATIONAL performance of the PURCHASED ASSETS, THE Stations, THE BUSINESS or ANY Seller. THE REPRESENTATIONS AND WARRANTIES OF SCHURZ AND THE SELLERS SET FORTH IN THIS ARTICLE 2 ARE THE ONLY REPRESENTATIONS AND WARRANTIES OF SCHURZ AND THE SELLERS TO BUYER WITH RESPECT TO THE PURCHASED ASSETS, THE Stations, THE BUSINESS, THE SUBJECT MATTER OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

Article 3
BUYER REPRESENTATIONS AND WARRANTIES

Except as set forth in the Disclosure Schedules, Buyer hereby makes the following representations and warranties to Schurz and Sellers:

3.1     Organization. Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Buyer has the requisite power and authority to execute, deliver and perform this Agreement and all of the other agreements and instruments to be executed and delivered by Buyer pursuant hereto (collectively, the “Buyer Ancillary Agreements”) and to consummate the transactions contemplated hereby.

3.2     Authorization. The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby by Buyer have been duly authorized and approved by all necessary action of Buyer and its directors, officers and stockholders and do not require any further authorization or consent of Buyer or its directors, officers or stockholders. This Agreement is, and each Buyer Ancillary Agreement when executed and delivered by Buyer and the other parties thereto will be, a legal, valid and binding agreement of Buyer enforceable in accordance with its terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.3     No Conflicts. Except for the Governmental Consents, the execution, delivery and performance by Buyer of this Agreement and the Buyer Ancillary Agreements and the consummation by Buyer of any of the transactions contemplated hereby or thereby does not and will not conflict with, violate, result in a breach of the terms and conditions of, or, with or without notice or the passage of time, result in any breach, event of default or the creation of any lien under, any lease, contract or agreement to which Buyer is a party or to which its assets are subject, any organizational documents of Buyer, or any law, judgment, order or decree to which Buyer is subject, or require the consent or approval of, or a filing by Buyer with, any governmental or regulatory authority or any third party (other than required filings with the FCC and SEC).

3.4     Litigation. There is no Action pending or, to Buyer’s Knowledge, threatened against Buyer which would reasonably be expected to affect Buyer’s ability to perform its obligations under this Agreement or otherwise impede, prevent or materially delay the consummation of the transactions contemplated by this Agreement. “Knowledge” with respect to Buyer shall mean the actual knowledge of Kevin Latek and Jim Ryan of Buyer.

3.5     Qualification. Except as set forth on Schedule 3.5, Buyer is legally, financially and otherwise qualified to be the licensee of, acquire, own and operate the Stations under the Communications Laws. Buyer is in compliance with Section 310(b) of the Communications Laws and the FCC’s rules governing alien ownership. Except as set forth on Schedule 3.5, there are no facts or circumstances that would, under the Communications Laws and the existing procedures of the FCC, disqualify Buyer as an assignee of the FCC Licenses or as the owner and operator of the Stations. No waiver of or exemption from any provision of the Communications Laws and policies of the FCC is necessary for the FCC Consent to be obtained. To Buyer’s Knowledge, except as set forth on Schedule 3.5, there are no facts or circumstances relating to Buyer that might reasonably be expected to (a) result in the FCC’s refusal to grant the FCC Consent or otherwise disqualify Buyer, (b) materially delay obtaining the FCC Consent or (c) cause the FCC to impose a material condition or conditions on its granting of the FCC Consent.

3.6     Financing. Buyer acknowledges and agrees that the obligation of Buyer to consummate the transactions contemplated by this Agreement is not conditioned upon Buyer’s ability to finance or pay the Purchase Price and that, if all of the conditions set forth in Article 7 are satisfied (other than those conditions that by their nature would be satisfied at the Closing) and this Agreement has not been previously terminated, any failure of Buyer to consummate the transactions contemplated by this Agreement at the Closing as a result of the failure to pay the Purchase Price shall constitute a material breach by Buyer of this Agreement giving rise to Schurz’s right to terminate this Agreement under Section 10.1(c) hereof. Buyer has funds on hand sufficient to enable Buyer to pay the Business Disruption Termination Fee, if so required.

3.7     Solvency. Assuming (a) the satisfaction of the conditions in Article 7 hereof, and (b) the accuracy in all material respects of the representations and warranties of Schurz and Sellers set forth in Article 2 hereof, then immediately after giving effect to the transactions contemplated by this Agreement, including any financing, any other repayment or refinancing of debt contemplated in this Agreement, payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby, and payment of all related fees and expenses, Buyer shall be Solvent (as defined below). For purposes of this Agreement: (i) “Solvent”, when used with respect to Buyer, means that, as of any date of determination, (A) the Present Fair Salable Value (as defined below) of its assets will, as of such date, exceed all of its liabilities, contingent or otherwise, as of such date, (B) Buyer will not have, as of such date, an unreasonably small amount of capital for the business in which it is engaged or will be engaged and (C) Buyer will be able to pay its debts as they become absolute and mature, in the ordinary course of business, taking into account the timing of and amounts of cash to be received by it and the timing of and amounts of cash to be payable on or in respect of its indebtedness, in each case after giving effect to the transactions contemplated by this Agreement, and the term “Solvency” shall have a correlative meaning; (ii) ”debt” means liability on a “claim”; (iii) ”claim” for purposes of this Section 3.7 means (A) any right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured or (B) the right to an equitable remedy for a breach in performance if such breach gives rise to a right to payment, whether or not such equitable remedy is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; and (iv) ”Present Fair Salable Value” means the amount that may be realized if the aggregate assets of Buyer (including goodwill) are sold as an entirety with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises.

3.8     Brokers. Except for services of Wells Fargo Securities to Buyer, for which the applicable fee shall be paid by Buyer, no broker, investment banker, financial advisor or other third party has been employed or retained by Buyer or any of its Affiliates in connection with the transactions contemplated by this Agreement or is or may be entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or any of its Affiliates.

3.9     Securities Laws. Buyer is an “accredited investor” within the meaning of regulation D of the Securities Act, with such knowledge and experience in financial and business matters as are necessary in order to evaluate the merits and risks in an investment in the Business Joint Venture Interests. The Business Joint Venture Interests to be acquired by Buyer pursuant to this Agreement shall be acquired for Buyer’s own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act or any applicable state securities laws. Buyer is able to bear the economic risk of its investment in the Business Joint Venture Interests for an indefinite period of time and acknowledges that the Business Joint Venture Interests have not been registered under the Securities Act and, therefore, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

3.10     Projections and Other Information. Buyer acknowledges that, with respect to any estimates, projections, forecasts, business plans, budget information and similar documentation or information relating to the Sellers, the Stations, the Business and the transactions contemplated hereby that Buyer has received from Schurz, any Seller or any of their respective Affiliates or advisors and that is not expressly set forth in this Agreement, (a) Buyer is not relying on such documentation in making its determination with respect to signing this Agreement or completing the transactions contemplated hereby, (b) there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, and Buyer is familiar with such uncertainties, (c) Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it, and (d) Buyer does not have, and will not assert, any claim against Schurz, the Sellers, their respective Affiliates or any of its or any of their respective directors, officers, members, managers, employees, Affiliates or representatives, or hold Schurz, the Sellers or any such Persons liable, with respect thereto. None of Schurz, the Sellers, any of their respective Affiliates nor any other Person will have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer or its representatives or Buyer’s use of, any such information, including any confidential memoranda distributed on behalf of Schurz or the Sellers relating to the Purchased Assets or other publications or data room information provided to Buyer or its representatives.

Article 4
CERTAIN COVENANTS

4.1     Seller’s Covenants. Between the date hereof and Closing, except as permitted by this Agreement or as specifically permitted in Schedule 4.1 or any schedule to any subsection of Section 4.1 or required by applicable law or the regulations or requirements of any regulatory organization applicable to Schurz or Sellers, unless Buyer otherwise consents in writing (which request for consent shall, notwithstanding the provisions of Section 11.4, be directed to and promptly considered in accordance with the terms and conditions of this Section 4.1 by the Buyer Principal Liaisons (as defined below)) and may be delivered by email and which consent shall not be unreasonably withheld, conditioned or delayed), Sellers shall:

(a)     operate the Business in the ordinary course and conduct the Business in all material respects in accordance with the Communications Laws and with all other applicable Legal Requirements, including using commercially reasonable efforts to preserve and maintain the Business’ goodwill, business, customer and employee relationships, licenses and franchises;

(b)     (i) except as may be required by FCC orders in proceedings generally applicable to the television industry, not materially modify any of the FCC Licenses (or any practices, policies or procedures of any Seller relating to regulatory compliance) and shall maintain all of the FCC Licenses in full force and effect or (ii) not change any Station’s call letters;

(c)     other than in the ordinary course of business or for the purpose of disposing of obsolete or worthless assets, not (i) sell, lease, license or dispose of or agree to sell, lease, license or dispose of any of the Purchased Assets (other than the Real Property, which is subject to Section 4.1(d) below) unless replaced with similar items of substantially equal or greater value and utility, (ii) create, assume or permit to exist any Liens upon the Purchased Assets, except for Permitted Liens or (iii) dissolve, liquidate, merge or consolidate with any other entity;

(d)     (i) maintain the Net Working Capital in the ordinary course of business consistent with past practice (which will include, among other things, fluctuations in Net Working Capital resulting from the inherent seasonality in the Business); (ii) maintain and replace the Tangible Personal Property and maintain the Real Property, in each case, in the ordinary course of business, (iii) not grant any material easements or licenses with respect to the Real Property, (iv) not dispose, sell, transfer, acquire, lease, or exchange any material Real Property (other than income leases entered into in the ordinary course of business); (v) not amend, modify or terminate any material Real Property Lease or other agreements relating to material Leased Real Property; or (vi) not fail to exercise any rights of renewal of a material Real Property Lease that by its terms would otherwise expire;

(e)     maintain in all material respects in full force and effect policies of insurance of the same type, character and coverage as the policies set forth in Schedule 2.12;

(f)     not enter into any interference acceptance agreement with another FCC licensee that would reasonably be expected to result in electrical interference to a Station in excess of the applicable interference level permitted under the Communications Laws;

(g)     (i) upon reasonable advance written notice to Schurz, give Buyer and its representatives reasonable access at reasonable, mutually agreed-upon times during normal business hours to the Purchased Assets and the books and records and personnel of the Business, and furnish Buyer with information relating to the Purchased Assets or the Business that Buyer may reasonably request, provided, that such access rights shall not be exercised in a manner that unreasonably interferes with the operation of the Business, and (ii) otherwise provide such reasonable assistance and cooperation as may be requested of Schurz by Buyer from time to time prior to the Closing Date to reasonably facilitate the transition of the Business, including facilities, operations and applicable Business data, to Buyer upon and effective as of the Effective Time; provided, further, all requests by Buyer for access pursuant to this Section 4.1(g) shall be submitted or directed exclusively to Marcia K. Burdick or such other individuals as Schurz may designate in writing from time to time. Notwithstanding anything to the contrary in this Agreement, Schurz and Sellers shall not be required to disclose any information to Buyer if such disclosure would, in Schurz’s sole discretion: (x) jeopardize any attorney-client or other privilege; or (y) contravene any applicable law, fiduciary duty or binding agreement entered into prior to the date of this Agreement that will not be assumed by Gray; and further, notwithstanding anything to the contrary in this Agreement, Schurz and Sellers shall not be required to disclose any information to Buyer if such disclosure would, in Schurz’s reasonable discretion cause significant competitive harm to any Seller or the Business in any market where any Seller competes with Buyer or any of its Affiliates if the transactions contemplated by this Agreement are not consummated, provided such information is limited to strategic plans, local news market research, local news consultant reports or plans, and similar information determined by Schurz in its reasonable discretion to potentially cause significant competitive harm and provided, however, that, Schurz shall be required to disclose such information, and provide access, to any Qualified Assignee;

(h)     except for performance and stay bonuses and other compensation payable solely by Schurz or Sellers in connection with the consummation of the transactions contemplated by this Agreement or as required by Legal Requirement, not enter into or amend (i) any employment agreement with (A) an Employee providing for annual compensation in excess of One Hundred Thousand Dollars ($100,000) or (B) any other Employee other than in the ordinary course of business, (ii) any severance agreement or (iii) any labor or union agreement or plan, in each case that will be binding upon Buyer or the Business after Closing;

(i)     notify Buyer of the hiring of, terminating the employment of, or transferring of the employment of any Station general manager or any other Employee with annual aggregate non-equity compensation, including target bonuses, in excess of One Hundred Thousand Dollars ($100,000), excluding any terminations for “cause” as reasonably determined by Schurz or any Seller;

(j)     not (i) increase the compensation (including base salary and bonus or incentive compensation or hourly wage) or benefits payable to any Employee (except for (A) performance and stay bonuses and other compensation payable solely by Schurz or any Seller in connection with the consummation of the transactions contemplated by this Agreement or (B) increases to employee compensation (including base salary and bonus or incentive compensation or hourly wage) made in the ordinary course of business consistent with past practice), or (ii) modify any severance policy applicable to any Employee that would result in any increase in the amount of severance payable to any such employee (or would expand or change the circumstances in which such severance is payable);

(k)     take commercially reasonable steps to maintain the TV Stations’ MVPD carriage existing as of the date of this Agreement;

(l)     not change any accounting practices, period, policies, procedures or methods relating to the Business (except for any change required under GAAP or applicable law or other ministerial changes to policies or procedures);

(m)     except for contracts permitted pursuant to Section 4.1(h) hereof, or agreements and contracts which will be terminable by Buyer, without penalty, upon notice of sixty (60) days or less, not (i) enter into any agreement or contract (x) for the use of any digital subchannel of any TV Station or (y) that would have been a Material Contract were Seller a party or subject thereto on the date of this Agreement, (ii) amend in any material respect or renew any Material Contract unless such amendment or renewal (A) is effected in the ordinary course of business, (B) does not increase the amount of payments to be made by any Seller during any twelve (12) month period by One Hundred Thousand Dollars ($100,000) or more and (C) is not to a retransmission consent agreement covering more than 50,000 subscribers or (iii) terminate or waive any material right under any Material Contract other than in the ordinary course of business (excluding the expiration of any Purchased Contract in accordance with its terms) (it being understood that if any such entry into, or amendment or termination of any such agreement or contract is permitted pursuant to this Section 4.1(m) as a result of the references to acts taken in the ordinary course of business, but such action would otherwise be prohibited by any other provision of this Section 4.1, then this Section 4.1(m) shall not be interpreted to permit such action without the prior written consent of Buyer as contemplated hereby);

(n)     not communicate to any Employee any information regarding the prospective terms and conditions of his or her employment with Buyer which is not expressly stated in this Agreement;

(o)     not take any action, or omit to take any action, or enter into any agreement or contract which would, or would reasonably be expected to, prevent or materially interfere with the successful prosecution of the FCC Application or any Renewal Application or the consummation of the transactions contemplated by this Agreement, or which is or would be inconsistent with any FCC Application or Renewal Application or the consummation of the transactions contemplated by this Agreement;

(p)     except for Douglas Road Radio, Inc., Branson Visitor TV, LLC or as otherwise contemplated by this Agreement, not make any other acquisition (including by merger, consolidation or acquisition of stock) of the capital stock or a material portion of the assets of any third party, excluding such acquisitions the capital stock or assets of which shall not constitute Purchased Assets or relate to the Business;

(q)     take commercially reasonable steps to maintain its qualifications to hold the FCC Licenses with respect to each Station and not take any action that will impair such FCC Licenses or such qualifications, or cause the grant of FCC Consent to be delayed;

(r)     promote the Stations and the programming of the Stations (both on-air and using third party media) in the ordinary course of business, taking into account inventory availability;

(s)     not voluntarily recognize (except as have been recognized as of the date hereof), or collectively bargain without the participation by and approval of Buyer with, any labor unions as the collective bargaining representative of any Employee;

(t)     pay accounts payable and collect accounts receivable of the Business in the ordinary course of business;

(u)     not change any accounting practices, period, policies, procedures or methods relating to the Business (except for any change required under GAAP or applicable law or other ministerial changes to policies or procedures); and

(v)     not agree, commit or resolve to take any actions inconsistent with the foregoing.

4.2     No Solicitation or Negotiation. Except for any divestitures or releases of Overlap Licenses and related Purchased Assets as contemplated pursuant to Section 1.8 or Section 11.3, Schurz and Sellers agree that between the date of this Agreement and the earlier of the Closing and the termination of this Agreement, for so long as Buyer is not in material breach of this Agreement, Schurz and Sellers shall not directly or indirectly, (i) solicit, initiate, encourage or accept any other proposals or offers from any Person (A) relating to any acquisition or purchase of all or any material portion of the Business or Sellers or (B) to enter into any merger, consolidation, business combination, recapitalization, reorganization or other extraordinary business transaction involving or otherwise relating to the Business or Sellers or (ii) participate in any material discussions, conversations, negotiations and other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, assist or participate in, or facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing. Schurz and Sellers shall immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing. For the avoidance of doubt, nothing herein shall in any way limit Seller’s actions with respect to the Other Schurz Business.

Article 5
JOINT COVENANTS

Schurz, Sellers and Buyer hereby covenant and agree as follows:

5.1     Confidentiality.

(a)     Schurz and Buyer (or an Affiliate of Buyer) are parties to a nondisclosure agreement (the “NDA”) with respect to Sellers and the Stations. To the extent not already a direct party thereto, Buyer hereby assumes the NDA and agrees to be bound by the provisions thereof applicable to its Affiliate which is a party thereto and such NDA shall remain in effect in accordance with its terms. Buyer acknowledges and agrees that the NDA remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the NDA, information provided to Buyer pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the NDA and the provisions of this Section 5.1(a) shall nonetheless continue in full force and effect. Notwithstanding anything to the contrary contained in the NDA, Buyer’s obligations under the NDA with respect to Purchased Assets and the Business shall terminate upon the Closing.

(b)     From and after the Closing for a period of two (2) years, Schurz and Sellers shall: (i) treat and hold as confidential (and not disclose or provide access to any Person to) all Confidential Information (as defined in the NDA), (ii) in the event that Schurz or any Seller or any of its representatives becomes legally compelled to disclose any such information, provide Buyer with prompt written notice of such requirement so that Buyer may seek a protective order or other remedy or waive compliance with this Section 5.1(b), (iii) in the event that such protective order or other remedy is not obtained, or Buyer waives compliance with this Section 5.1(b), furnish only that portion of such confidential information which, on the advice of counsel, is legally required to be provided and, at Buyer’s expense, exercise commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such information; provided, however, that this sentence shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by Schurz or Sellers and shall not in any way limit Schurz or any Seller’s ability to use any such information in connection with any dispute between Buyer and Schurz or Sellers.

5.2     Announcements. Prior to the Closing, no party shall, without the prior written consent of the other, issue any press release or make any other public announcement concerning the transactions contemplated by this Agreement, except to the extent that such party is so obligated by law or any rule or regulation of any securities exchange upon which the securities of such party are listed or traded, in which case such party shall give advance notice to the other, and except that the parties shall cooperate to make a mutually agreeable announcement.

5.3     Control. Notwithstanding any other provision set forth in this Agreement, Buyer shall not, directly or indirectly, control, supervise or direct the business or operations of the Business prior to Closing. Consistent with the Communications Laws, control, supervision and direction of the operation of the Business prior to Closing shall remain the responsibility of the respective FCC Licensees as the holders of the FCC Licenses.

5.4     Risk of Loss.

(a)     Sellers shall bear the risk of any loss of or damage to any of the Purchased Assets at all times from the date hereof until the Effective Time.

(b)     In furtherance thereof, if after the date hereof and prior to the Effective Time any material Purchased Asset is lost, damaged or destroyed or otherwise not in the condition described in Section 2.6 or Section 2.7, as applicable, then (i) the applicable Seller shall promptly notify Buyer of such loss, damage or destruction of such material Purchased Asset, which notice shall specify in reasonable detail the nature of such loss, damage or destruction, the cause thereof (if known or reasonably ascertainable) and the insurance coverage, if any, available with respect to such lost, damaged or destroyed material Purchased Asset, and (ii) such Seller shall repair or replace such material Purchased Asset, including by submitting one or more claims under any applicable insurance policy maintained by such Seller with respect to such lost, damaged or destroyed material Purchased Asset.

5.5     Consents and Other Arrangements.

(a)     The parties shall, and Schurz shall cause each Seller to, use commercially reasonable efforts to obtain (i) any third party consents necessary for the assignment of any Purchased Contract to Buyer (which shall not require any payment to any such third party), and (ii) estoppel certificates reasonably acceptable to Buyer from lessors under any Real Property Leases, but no such third party consents or estoppel certificates are conditions to Closing except for those with respect to the Material Contracts identified on Schedule 5.5(a) (the “Required Consents”).

(b)     To the extent that any Purchased Contract may not be assigned without the consent of any third party, and such consent is not obtained prior to Closing, this Agreement and any assignment executed pursuant to this Agreement shall not constitute an assignment of such Purchased Contract; provided, however, with respect to each such Purchased Contract, the applicable Seller and Buyer shall cooperate to the extent feasible in effecting a lawful and commercially reasonable arrangement under which Buyer shall receive the benefits under the Purchased Contract from and after Closing, and to the extent of the benefits received, Buyer shall pay and perform the applicable Seller’s obligations arising under the Purchased Contract from and after Closing in accordance with its terms and indemnify and hold harmless each Seller and its Affiliates for any costs, expenses or liabilities (including reasonable legal fees and expenses) incurred by them in connection with the enforcement of such Purchased Contract as it relates to any period after the Effective Time, and Buyer and Sellers shall continue to use reasonable efforts for a reasonable period of time after Closing (not to exceed six (6) months) to obtain consents to assign such Purchased Contracts.

5.6     Employee Relations.

(a)     Buyer shall offer employment in accordance with the provisions of this Section 5.6 to all Employees effective as of the Closing Date (provided such Employee is employed as of such date) on substantially the same terms as in effect for each such Employee immediately prior to Closing. Such offers of employment pursuant to the preceding sentence to the Employees who are not on short-term or long-term disability shall be made not later than ten (10) calendar days prior to the Closing Date and must remain outstanding for at least five (5) business days but in no event later than the Closing Date. Notwithstanding the foregoing, the offers of employment to any Employee who is covered by a written employment agreement shall be made in accordance with the terms and conditions set forth in the applicable employment agreement. Buyer’s offer of employment to each Employee on short-term or long-term disability who is not actively employed as of the Closing Date shall be made promptly when such Employee is eligible to return to active service at any time within the six-month period following the Closing Date, or if longer, during the period Employee has a right to re-employment under applicable law. Employees whose employment with each applicable Seller terminates and who accept or are treated by Buyer as accepting such offers of employment by and actually commence employment with Buyer (or its Affiliates) in accordance with this Section 5.6 are referred to collectively herein as the “Transferred Employees.” Unless otherwise provided under the terms of a written employment contract, each Transferred Employee shall be employed by Buyer on an at will basis and nothing shall prohibit Buyer from terminating the employment of any such Transferred Employees at any time after the Closing Date or changing any of the terms and conditions of employment related to such Transferred Employees at any time, except for such changes that are inconsistent with Buyer’s obligations as set forth in this Section 5.6. Notwithstanding the foregoing, any Transferred Employee terminated by Buyer shall be eligible for severance in accordance with the terms of Buyer’s existing severance plans, policies or practices. Service with the applicable Seller shall be deemed service with Buyer for purposes of determining the amount of any such severance.

(b)     In the case of each Transferred Employee under a written employment contract, Buyer shall assume each Seller’s obligations under such employment contract as of the applicable effective date of their employment with Buyer arising out of or attributable to any period of time after the Effective Date or constituting an Assumed Current Liability. For the avoidance of doubt, without limiting the foregoing, Buyer shall not assume any written employment agreement, nor owe any obligation to, any Employee who is not a Transferred Employee.

(c)     If any Employee to whom Buyer has offered employment in accordance with this Section 5.6 does not consent to employment with Buyer or for any other reason (other than rescission of such offer by Buyer) does not commence employment with Buyer and severance benefits are owed to such employee as a result, such severance benefits shall be paid by the applicable Seller. Nothing in this Agreement shall preclude Schurz from offering or paying performance and stay bonuses and other compensation payable solely by Schurz or Sellers in connection with the consummation of the transactions contemplated by this Agreement.

(d)     Except with respect to Buyer’s 401(k) plan, Buyer shall permit Transferred Employees (and their spouses and dependents) to participate in its “employee welfare benefit plans” (including without limitation health insurance plans) in which similarly situated employees of Buyer are generally eligible to participate, with coverage effective immediately on the applicable effective date of their employment with Buyer (and without exclusion from coverage on account of any pre-existing condition except to the extent such persons were subject to such pre-existing condition limitations under Seller’s group health plan); provided, that, for the avoidance of doubt, there shall be no participation of any Transferred Employee in Buyer’s pension plan.  Transferred Employees’ service with any Seller (and any predecessors of any Seller to the extent credited with service by such Seller) will be deemed as service with Buyer for purposes of eligibility, waiting periods, vesting periods (but not benefit accrual) based on length of service for purposes of all of Buyer’s employee benefit plans, including Buyer’s 401(k) plan, and calculation of vacation and severance benefits, if applicable.  Buyer agrees to give credit under its group health plan to the Transferred Employees who do not elect COBRA under the Schurz or applicable Seller’s group health plan for the deductible and coinsurance amounts incurred by the Transferred Employees during the calendar year under the Schurz or applicable Seller’s group health plan subject to receipt by Buyer of reasonable documentation with respect to such amounts. To the extent reasonably administratively feasible and subject to applicable law, Buyer also agrees to cover under its health flexible spending account program those Transferred Employees who have elected to participate in the health flexible spending account under the cafeteria plan maintained by Schurz or any applicable Seller, and who do not elect COBRA coverage under the Schurz or applicable Seller’s health flexible spending account, with the same level of coverage provided under the Schurz or applicable Seller’s health flexible spending account and to treat such Transferred Employees as if their participation had been continuous from the beginning of Schurz or applicable Seller’s plan year.  Notwithstanding anything to the contrary contained herein, in the event that the Closing Date occurs prior to December 31, 2015, (i) Buyer may elect, and Schurz and each Seller shall use commercially reasonable efforts to assist Buyer’s efforts, to continue in place one or more of Seller’s “employee welfare benefit plans” (including without limitation health insurance plans) until December 31, 2015 at no financial cost to Schurz or any Seller (such costs to be promptly reimbursed by Buyer) with respect to the period after the Closing, and (ii) Buyer’s obligations with respect to participation in its plans under this Section 5.6(d) shall commence January 1, 2016.

(e)     In the event Schurz’s 401(k) plan incurs a partial plan termination due to the transactions contemplated by this Agreement or if otherwise required by such plan, effective as of the applicable effective date of their employment with Buyer or the payroll period ending immediately thereafter, Schurz or each Seller shall have contributed to Schurz’s 401(k) plan all matching or other employer contributions, if any, with respect to the Transferred Employees’ employment service rendered prior to the applicable effective date of their employment with Buyer (irrespective of any end-of-year service requirements otherwise applicable to such contributions) and cause the matching and other employer contribution amounts of all Transferred Employees under the Schurz 401(k) Plan to become fully vested as of such date. Following the Closing Date, Schurz or each applicable Seller shall take all actions necessary or appropriate to ensure that under the terms of the Seller 401(k) plan, each Transferred Employee with an account balance is eligible to receive a distribution as a result of their separation from employment with the applicable Seller as of the applicable effective date of their employment with Buyer. From and after the applicable effective date of their employment with Buyer, Buyer shall permit each Transferred Employee who participates in Seller’s 401(k) plan to elect to make direct rollovers of their account balances (including any outstanding loan balances; provided such Transferred Employee elects to make a direct rollover of their entire vested account balance) into Buyer’s 401(k) plan as of the applicable effective date of their employment with Buyer (or as soon as practicable thereafter when Buyer’s 401(k) plan is capable of accepting such rollovers), subject to compliance with applicable law and subject to the reasonable requirements of Buyer’s 401(k) plan. Transferred Employees shall be eligible to otherwise participate in Buyer’s 401(k) plan as of the first date of the first full month after Closing, and the Closing Date shall be deemed the Transferred Employees hire date for the determination of any benefit or eligibility under Buyer’s 401(k) plan.

(f)     Buyer shall provide to each Transferred Employee credit for any unused paid time off (or sick and vacation) (calculated as of the Closing Date) that was accrued in calendar year 2015 in an amount equal to the lesser of (i) the amount calculated pursuant to the applicable Seller’s policies as in effect on the date of this Agreement excluding any hours credited and not earned by such date, and (ii) 75% of Buyer’s PTO Cap (as defined below) (giving the Transferred Employees credit for service with the applicable Seller to the same extent such service was credited to such Transferred Employee by such Seller for similar purposes). For purposes hereof, “Buyer’s PTO Cap” means (a) for any Transferred Employee with less than 8 years of service with any applicable Seller, 120 hours, (b) for any Transferred Employee with between 8 years and 15 years of service with any applicable Seller, 160 hours and (c) for any Transferred Employee with more than 15 years of service with any applicable Seller, 200 hours. The total amount of the credits given by Buyer will reduce the Purchase Price dollar-for-dollar (such credit amounts, the “Employee Credit”). If the amount calculated pursuant to clause (i) above is greater than the amount calculated pursuant to clause (ii) above with respect to any Transferred Employee and if such difference is required to be paid, each applicable Seller shall be solely responsible as a Retained Obligation for the amount of such difference with respect to the Transferred Employees, and Buyer shall not be responsible for any portion of such liability. If the applicable laws of any State mandate, in the circumstances of the transactions contemplated by this Agreement, that any Transferred Employee be paid cash in lieu of a credit in respect of any unused vacation leave, or mandate that any Transferred Employee be given a choice of cash payment in lieu of a credit in respect of any unused vacation leave, each applicable Seller shall make a cash payment to any such Transferred Employee who is so entitled to receive (or elects to receive) a cash payment in accordance with applicable law.

(g)     All workers’ compensation obligations relating to, arising out of or resulting from any claim by any Employee that results from an injury that occurred prior to the applicable effective date of their employment with Buyer shall be retained by each applicable Seller. All workers’ compensation obligations relating to, arising out of or resulting from any claim by a Transferred Employee that results from an injury that occurs after the applicable effective date of their employment with Buyer shall be the exclusive responsibility of the Buyer. Each Seller further agrees that (i) any Employee, including any Transferred Employee, who has received an offer of employment from Buyer but has not yet commenced employment with Buyer and who as of the applicable effective date of their employment with Buyer is receiving or is entitled to receive short-term or long-term disability benefits under Schurz’s short-term or long-term disability benefit plans shall receive or continue to be paid such benefits after the applicable effective date of their employment with Buyer in accordance with the terms of the disability plans of Schurz and (ii) Buyer shall have no obligation to provide any disability or other benefits or compensation to any such Person unless and until they become a Transferred Employee.

(h)     Each applicable Seller shall retain responsibility and liability for offering and providing “continuation coverage” to the “qualified beneficiaries” receiving continuation coverage under Schurz’s group health plan as of the day prior to Closing as well as to any “qualified beneficiary” for which the consummation of the transaction constitutes a “qualifying event.”  The terms “continuation coverage”, “qualified beneficiary” and “qualifying event” shall each have the meaning set forth in Section 4980B of the Internal Revenue Code and Section 601 et. seq. of ERISA.

(i)     The parties expressly acknowledge and agree that nothing contained in this Section 5.6 or any other provision of this Agreement, shall (i) be construed to establish, amend, or modify any benefit or compensation plan, program, agreement, contract, policy or arrangement of Schurz, any Seller or Buyer, (ii) limit the ability of Buyer or any of its Affiliates to amend, modify or terminate any benefit or compensation plan, program, agreement, contract, policy or arrangement at any time assumed, established, sponsored or maintained by any of them, (iii) create any third-party beneficiary rights or obligations in any Person (including any Employee, or Transferred Employee) other than the parties to this Agreement or create a contract between Buyer, Schurz, any Seller, or any of their respective Affiliates on the one hand and any employee of any Seller on the other hand, and no employee of any Seller or Schurz may rely on this Agreement as the basis for any breach of contract claim against Buyer or such Seller or Schurz, (iv) be deemed or construed to require Buyer or any of its Affiliates to continue to employ any particular employee of such Seller for any period after the Closing, or (v) be deemed or construed to limit Buyer’s or any of its Affiliates’ right to terminate the employment of any Transferred Employee during any period on or after the applicable effective date of their employment with Buyer or confer on any Person any right to employment or continued employment or to a particular term or condition of employment with Buyer or any of its Affiliates.

5.7     Accounting Services; Access to and Retention of Records.

(a)     During the first sixty (60) days after the Closing, Buyer shall provide to Schurz and Sellers, at no additional cost, the reasonable services of the Business’s business offices, together with reasonable access to related systems and records, for the purposes of closing the books of the Business for the period prior to the Closing, all substantially in accordance with the reasonable procedures and practices applied by Buyer’s business offices, as amended from time to time.

(b)     For a period of five (5) years from and after the Closing Date, Buyer shall preserve, in accordance with Buyer’s normal document retention procedures and practices, all books and records transferred by Schurz and Sellers to Buyer pursuant to this Agreement and shall provide Schurz and Sellers a reasonable opportunity to access and obtain copies, at Schurz’s expense, of any such books and records. In addition to the foregoing, from and after the Closing, Buyer shall afford to Schurz and Sellers, and its counsel, accountants, and other authorized agents and representatives, at Schurz’s expense, during normal business hours, reasonable access to the Station employees, books, records and other data relating to the Purchased Assets, or the Assumed Obligations in its possession with respect to the periods prior to the Closing, and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by Schurz or any Seller (i) to facilitate the investigation, litigation and final disposition of any claims which may have been or may be made against Schurz or any Seller, (ii) for the preparation of Tax Returns and audits and (iii) for any other reasonable and proper business purpose, provided in each case that such access does not unreasonably disrupt the business and operations of the Business or of Buyer.

(c)     Within 30 Business Days of the date hereof, Schurz will provide Buyer a list of all Tax Returns currently being filed with respect to each Seller, indicating if those Tax Returns have been audited, and indicating any Tax Returns that currently are the subject of audit.

(d)     In the event that Buyer determines prior to Closing that it shall need transition services for a period after Closing not to exceed ninety (90) days for any corporate services currently provided by Schurz to any Station or Seller, then Buyer and Schurz shall enter into a transition services agreement at Closing, which shall provide that Schurz shall continue to provide such services to the Station after Closing in a manner consistent with its current provision of such services for a period not to exceed ninety (90) days after Closing and Gray shall reimburse Schurz for the cost of such services as currently reflected on each Station’s income statement.

5.8     Further Action. In furtherance (and not in limitation) of the provisions set forth in this Agreement, at all times prior to the Closing, Buyer and Schurz and Sellers shall use their respective commercially reasonable efforts to take or cause to be taken all action necessary or desirable in order to consummate the transactions contemplated by this Agreement as promptly as is practicable.

5.9     Title Insurance; Survey. Buyer may obtain, at its sole option and expense, and Sellers shall grant Buyer commercially reasonable access to obtain (a) commitments for owner’s and lender’s title insurance policies on the Owned Real Property and commitments for lessee’s and lender’s title insurance policies for all Leased Real Property (collectively the “Title Commitments”), and (b) an ALTA survey on each parcel of Real Property (the “Surveys”); provided, however, that Sellers shall provide Buyer with any existing Title Commitments and Surveys in their possession and that have been obtained in the last five (5) years. The Title Commitments will evidence a commitment to issue an ALTA title insurance policy insuring marketable fee simple (or leasehold, if applicable) title to each parcel of the Real Property contemplated above for such amount as Buyer reasonably directs and will contain no material exceptions except for Assumed Liabilities or Permitted Liens. Schurz and each Seller shall reasonably cooperate with Buyer in obtaining such Title Commitments and Surveys (including by providing customary representations and affidavits to Buyer’s title company to the extent consistent with Schurz’s and the Sellers’ obligations hereunder); provided that neither Schurz nor any Seller willl be required to incur any cost, expense or other liability in connection therewith inconsistent with such Seller’s obligations hereunder. If the Title Commitments or Surveys reveal any Lien on the title, other than Assumed Liabilities or Permitted Liens, Buyer may notify Seller in writing of such objectionable matter as soon as Buyer determines that such matter is not an Assumed Liability or Permitted Lien or otherwise a customary title exception, and Schurz and each Seller shall to use commercially reasonable efforts to remove such objectionable matter as required pursuant to the terms of this Agreement. At or prior to Closing, Schurz and each Seller shall be obligated to remedy any title defect that is of a monetary nature and that is not an Assumed Liability or a Permitted Lien.

5.10     Environmental Assessments; Phase I Investigations.

(a)     Within sixty (60) days from the date of this Agreement, Buyer shall have the right, at its sole cost and expense, to engage an environmental consulting firm to conduct a Phase I Environmental Site Assessment and Compliance Review, as such terms are commonly understood (“Phase I Environmental Site Assessment”) provided such environmental assessment, investigation or review shall be conducted only (i) during regular business hours, (ii) with no less than two (2) business days prior written notice to Schurz, (iii) in a manner which will not unduly interfere with the operation of the Business or the use of access to or egress from the Real Property; and (iv) with respect to Leased Real Property, if the landlord of such Leased Real Property consents to such assessment after the applicable Seller requests permission. Any damage to the Real Property caused by Buyer and its consultants in conducting any such environmental assessment, investigation or review shall be repaired by Buyer at its sole cost and expense.

(b)     If the Phase I Environmental Assessment discloses the presence or likely presence of Hazardous Materials, Buyer, at its sole cost and expense may within sixty (60) days obtain a Phase II Environmental Assessment (“Phase II Environmental Assessment”) for each such parcel of Real Property owned or leased by the applicable Seller with any potential liability with respect to the Environment provided such Phase II Environmental Assessment shall be conducted only (i) during regular business hours, (ii) with no less than two (2) business days prior written notice to Schurz, (iii) in a manner which will not unduly interfere with the operation of the Business or the use of access to or egress from the Real Property; and (iv) with respect to Leased Real Property, if the landlord of such Leased Real Property consents to such assessment after the applicable Seller requests permission. Any damage to the Real Property caused by Buyer and its consultants in conducting any Phase II Environmental Assessment shall be repaired by Buyer at its sole cost and expense. Prior to conducting any Phase II Environmental Assessment, Buyer shall obtain written approval for the scope of work from Schurz, which approval may be withheld or conditioned in Schurz’s sole discretion. The Phase I Environmental Assessment and Phase II Environmental Assessment are hereinafter referred to as the “Assessments.”

(c)     Buyer shall pay all the costs and expenses of any Assessments regardless of whether this Agreement is terminated or closed. Schurz and Buyer agree that the results of the Assessments carried out pursuant to this Section 5.10 shall not be disclosed to any third party, unless such disclosure is required by law in Schurz’s sole discretion; provided, however, that each party may disclose such information to such party’s officers, directors, employees, lenders, advisors, attorneys, Financing Sources and accountants who need to know such information in connection with the consummation of the transactions contemplated by this Agreement and who are informed by such party of the confidential nature of such information.

(d)     If any Assessments reveal the presence of Hazardous Materials the remediation of which is required under any applicable Environmental Laws or if any Assessments reveal the likely presence of Hazardous Materials that would require remediation, then Schurz and each Seller agrees, at their cost, to perform such environmental remediation or provide Buyer with a purchase price reduction for the estimated cost of such environmental remediation, as reasonably determined by the environmental consulting firm which performed the applicable Assessment; provided, however, that if such remediation is estimated to cost in excess of Three Million Dollars ($3,000,000.00), Schurz, at its option, may (i) terminate this Agreement by written notice to Buyer without further liability, or (ii) proceed to close the transaction with Schurz assuming the responsibility for the environmental remediation only to the extent necessary to come in compliance with applicable Environmental Laws or providing Buyer with a purchase price reduction for the estimated cost of such remediation; provided, further that, if such remediation is estimated to cost in excess of Seven Million Dollars ($7,000,000.00), either Schurz or Buyer, at its option, may (x) terminate this Agreement by written notice to the other party without further liability, or (y) if neither Schurz nor Buyer terminates this Agreement, proceed to close the transaction with Schurz assuming the responsibility for the environmental remediation only to the extent necessary to come in compliance with applicable Environmental Laws or providing Buyer with a purchase price reduction for the estimated cost of such remediation. If the Closing is not consummated hereunder, neither party shall have any obligation to remediate any potential liability with respect to the results of such Assessments. Any damage to the Real Property caused by Buyer and its consultants in conducting any Assessment shall be repaired by Buyer at its sole cost and expense. Any such environmental remediation required of either party under this Section 5.10(d) shall entail the most cost-effective method necessary to obtain the risk-based standards specified by applicable Environmental Laws given the commercial use of the applicable Real Property and taking into account any engineering or institutional controls feasible at such Real Property. In the event that Schurz elects to withhold consent for any Phase II Environmental Assessment, Buyer, at its option, may (1) terminate this Agreement by written notice to the other party without further liability or (2) proceed to close the transaction with Schurz indemnifying Buyer any actual Liability directly related to facts that would have been discovered in such Phase II Environmental Assessment.

5.11     Financing.

(a)     Subject to the terms and conditions of this Agreement, Buyer shall use, and shall cause its Affiliates to use, their reasonable best efforts to take or cause to be taken (taking into account the anticipated timing of the Marketing Period) all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain, if necessary, any Financing. For purposes of this Agreement, references to “Financing” shall include any financing contemplated or completed by Buyer in connection with this Agreement, including any financing commenced prior to the date of this Agreement and “Financing Sources” means the actual lenders and arrangers, if any, under any Financing. Upon the request of Schurz, Buyer shall provide Schurz with updates on the status of its efforts to obtain any Financing (or any alternative financing).

(b)     Prior to the Closing, Schurz and each Seller shall use its reasonable best efforts to cause its directors, officers, employees, accountants, counsel, investment bankers and consultants (collectively, “Representatives”) to provide to Buyer all timely cooperation reasonably requested by Buyer in causing the conditions and covenants related to any Financing to be satisfied and such cooperation as is otherwise reasonably requested by Buyer in connection with obtaining any Financing in accordance with its terms, including cooperation that consists of:

(i)     (A) furnishing Buyer and any Financing Sources as promptly as reasonably practicable with the Financial Statements, (B) furnishing Buyer and any Financing Sources prior to the Closing Date the audited combined balance sheet and combined statements of operations, stockholders equity and cash flows as of and for the fiscal year ended December 31, 2013 and December 31, 2014, of the Business (the “Audited Financials”), (C) for each fiscal quarter (other than any fiscal year end) ending after the date hereof and prior to the Closing Date and for the comparable quarter of the prior fiscal year, within twenty-five (25) days after the applicable quarter, unaudited combined balance sheet and combined statements of operations, stockholders equity and cash flows, each as of the end of such fiscal quarter and the related unaudited combined statements of income of the Business, (D) for each fiscal year end ending after the date hereof and prior to the Closing Date and for the comparable quarter of the prior fiscal year, within forty-five (45) calendar days after the applicable year end, audited combined balance sheet of the Schurz and the Sellers for the Stations, as of the end of such fiscal year and the related audited combined statements of income, stockholders’ equity and cash flows and any additional audited financial statements related to the Business or any Station as required by any Legal Requirement to which Buyer is subject, in each case of (B) – (D) prepared in accordance with GAAP subject, in the case of interim financial statements, to year-end audit adjustments and the absence of footnotes, and using the same accounting principles, policies, methods, practices, procedures, classifications, categories, estimates, judgments and assumptions as were used in preparing the Financial Statements, (E) furnishing Buyer and any Financing Sources with such projected financial statements of the Schurz and the Sellers and the Stations reasonably requested by Buyer prior to the commencement of the Marketing Period in connection with any Financing, and (F) assisting Buyer in the preparation by Buyer of customary rating agency presentations, lender presentations, customary bank offering memoranda, syndication memoranda, private offering memoranda, registration statement, prospectus and other marketing materials or memoranda, including pro forma financial statements, in each case, in connection with any Financing (the “Offering Materials”) (the information required to be delivered pursuant to the foregoing clauses (A) and (B) of this Section 5.11(b)(i) and Section 5.11(b)(iii) below, together with any replacements or restatements thereof, and supplements thereto, if any such information would otherwise be unusable under customary practices for such purposes, the “Required Information”);

(ii)     participating in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, any Financing and senior management and Representatives, with appropriate seniority and expertise, of Schurz), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with any Financing;

(iii)     executing and delivering authorization letters (including representations with respect to material non-public information) to any Financing Sources authorizing the distribution of information to prospective lenders or investors, subject to reasonable confidentiality;

(iv)     facilitating the execution and delivery on the Closing Date of representation letter to auditors and other certificates or documents and back-up therefor and for legal opinions as may be reasonably requested by Buyer or any Financing Sources or their respective counsel (including consents of accountants for use of their reports in any materials relating to any Financing) and otherwise reasonably facilitating the pledging of collateral;

(v)     obtaining customary payoff letters, Lien terminations and instruments of discharge to be delivered at Closing to allow for the transfer of the Purchased Assets to Buyer free and clear of all Liens, other than Permitted Liens and Assumed Liabilities;

(vi)     furnishing Buyer and any Financing Sources as promptly as practicable within the periods specified in Section 5.11(b)(i) above, with information regarding Schurz, each Seller, the Stations, the Purchased Assets and the Business, including unaudited (and, in the case of year-end, audited) historical financial statements (including as of and for the twelve-month period ending on the last day of the most recently completed sixteen-fiscal quarter period ended at least sixty (60) days before the Closing Date, in each case prepared in accordance with GAAP subject, in the case of any interim statements, to year-end audit adjustments and the absence of footnotes, financial data, audit reports and business and other historical financial information, or that would otherwise be necessary to receive from the independent accountants that audited the Financial Statements (and any other accountant to the extent financial statements audited or reviewed by such accountants are or would be included in such offering memorandum) customary “comfort” (including “negative assurance” comfort), together with drafts of customary comfort letters that such independent accountants are prepared to deliver (and causing such independent accountants to deliver) upon “pricing” of any bonds being issued in lieu of any portion of any Financing, with respect to the financial information to be included in such Offering Materials, and (B) assisting Buyer in the preparation of customary road show presentations or memoranda;

(vii)     otherwise cooperating with the marketing efforts of Buyer and its Financing Sources for any of any Financing as necessary or reasonably requested by Buyer or its Financing Sources; and

(viii)     provided that (x) nothing in this Section 5.11(b) shall require such cooperation to the extent it would require Seller to waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses prior to the Closing for which it has not received prior reimbursement by or on behalf of Buyer (except to the extent Buyer has provided the indemnities set forth in Section 5.11(c)), (y) nothing herein shall require such cooperation from Schurz or any Seller to the extent it would unreasonably interfere with the ongoing operations of Schurz, any Seller or the Business, and (z) none of Schurz, any Seller, nor any of their applicable Representatives, shall have any liability or obligation under any certificate, agreement, arrangement, document or instrument relating to any Financing.

(c)     Buyer shall indemnify and hold harmless Schurz, each Seller, their Affiliates and their respective Representatives from and against any and all losses suffered or incurred by them in connection with the arrangement of any Financing (including any action taken in accordance with this Section 5.11) and any information utilized in connection therewith, other than to the extent any of the foregoing arises from the willful misconduct or gross negligence by any of Schurz, each Seller, their Affiliates and their respective Representatives. Buyer shall promptly, upon request of Schurz, reimburse Schurz and each Seller for all third party costs and expenses paid by Schurz or Sellers in connection with the Audited Financials; provided, that Schurz or Sellers shall provide Buyer notice prior to incurring any such cost or expense.

(d)     Schurz hereby consents to the use of its and its Affiliates’ logos in connection with any Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage Seller or any of the Purchased Assets or the reputation or goodwill of Schurz or any of the Purchased Assets.

(e)     Within five (5) Business Days after execution of this Agreement, Schurz shall use deliver to Buyer monthly trial balances and unaudited monthly combined balance sheets and statements of operations for the Business for each calendar month in the period from January 1, 2012 through the date hereof, in each case prepared in accordance with GAAP subject to year-end audit adjustments and the absence of footnotes. Schurz shall promptly deliver to Buyer within twenty-five (25) calendar days of the end of each month from the date hereof until the Closing, monthly trial balances and unaudited monthly combined balance sheets and statements of operations for the Business. The respective statements of operations shall present the monthly and year-to-date periods.

(f)     Schurz shall provide the Required Information (as well as any additional information, statements, reports and materials required by this Section 5.11, Section 5.12 and Section 5.13) in electronic file formats as reasonably requested by Buyer.

5.12     Audit and SEC Reports. Schurz shall cooperate with Buyer with respect to any reasonable request in connection with the obligations of Buyer to prepare and file with the SEC the financial information required to be included by Buyer in its current and periodic reports filed under the Securities Exchange Act of 1934, as amended, and in registration statements, prospectuses and prospectus supplements filed under the Securities Act of 1933, as amended, by:

(a)     providing to Buyer the relevant financial statements (including the Audited Financials) and records, documents and information as is available to Schurz and its Affiliates and making available the employees of Schurz, each Seller, the Stations and the Purchased Assets who have knowledge thereof, in each case as may reasonably be requested by Buyer;

(b)     retaining Deloitte LLP to audit the relevant financial statements of the Business and using commercially reasonable efforts to cause Deloitte LLP to provide, in connection with such audits, its unqualified opinion (and any consents related thereto that may be reasonably required by Buyer) on such Audited Financials;

(c)     requesting, in conjunction with Buyer, Deloitte LLP to provide such customary consents, comfort letters and documents that may be reasonably required or reasonably necessary; and

(d)     providing to Buyer’s employees and independent accountants such access, information and records as they may reasonably request for purposes of the foregoing; provided that all such cooperation shall be provided by reasonable access to the personnel of the Stations and the Purchased Assets, and Schurz, each Seller and the documents, information and books and records of Schurz, each Seller, the Purchased Assets and their respective Affiliates. The auditors and accountants of Schurz (including Deloitte LLP), or any of its Affiliates shall not be obliged to make any work papers (to the extent extant) available to any Person unless and until such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to Schurz and such auditors or accountants.

(e)     Buyer shall pay all of the costs and expenses incurred to third parties with respect to the audit and other requirements under this Section 5.12; provided, that Schurz or Sellers shall provide Buyer notice prior to incuring any such cost or expense.

5.13     Interim Reports. Within twenty-five (25) calendar days after the end of each calendar month during the period from the date hereof through the Closing, Schurz shall provide to Buyer, with respect to the Business, the unaudited combined balance sheet as of the end of such month and the related combined unaudited statement of operations for such month ended of the Business. Within twenty-five (25) calendar days after the end of each quarter during the period from the date hereof through the Closing, Schurz shall provide to Buyer the unaudited combined balance sheet as of the end of such quarter and the related combined unaudited statement of operations for such quarter ended of the Business. The monthly and quarterly reports delivered pursuant to this Section 5.13 shall contain reasonably sufficient detail as historically has been available on a per-Seller and/or per-Station basis.

5.14     Cooperation. Buyer shall exercise commercially reasonable efforts to cooperate with Schurz and each Seller to release any Liens on the Purchased Assets (which efforts shall not require any payment by Buyer), other than Permitted Liens and Assumed Liabilities, if any. At or prior to Closing, Schurz and each Seller will be responsible for the repayment of indebtedness for money borrowed from any third-party, Schurz, Seller or any affiliate thereof, if any, associated with any Liens on the Purchased Assets.

5.15     Tax Returns and Payments.

(a)     All material Tax Returns, estimates, and reports with respect to the Purchased Assets or operation of the Business that are required to be filed by Schurz or any Seller prior to the Closing Date or relating to periods prior to the Closing Date will be timely filed when due with the appropriate taxing authorities or extension requests will have been timely filed and granted. All material Taxes pertaining to each Seller’s ownership of the Purchased Assets or such Seller’s operation of the Business prior to the Closing Date will be paid by such Seller when due and payable unless protested in good faith.

(b)     All transfer, documentary, sales, use, stamp, registration and other Taxes and all fees and charges (including any penalties and interest) incurred in connection with the transactions consummated pursuant to this Agreement, including with respect to the Purchased Assets conveyed by Seller (collectively, the “Transfer Taxes”) will be paid one-half (1/2) by Sellers and one-half (1/2) by Buyer when due; provided, however, that Seller shall be solely responsible for any and all income taxes incurred due to the consummation of the transactions contemplated in this Agreement. Any Tax Returns that are required to be filed in connection with Transfer Taxes will be prepared by Buyer, at its own expense (except where Seller is legally required to file any such Tax Return, in which case Seller will prepare and file such Tax Return at its own expense). Without limiting the foregoing, Buyer and Seller will cooperate in all reasonable respects in the preparation and filing of all Tax Returns regarding Transfer Taxes and in seeking or perfecting any available exemption from Transfer Taxes.

5.16     Fulfillment of Conditions. Schurz and Sellers will use commercially reasonable efforts to satisfy each of the conditions for Closing of Buyer set forth in Article 7, and Buyer will use its commercially reasonable efforts to satisfy each of the conditions for Closing of Schurz and Sellers set forth in Article 6.

5.17     Notice; Updated Schedules.

(a)     From the date hereof until the Closing, each party will give prompt written notice (and in any event prior to the Closing) to the other party of any action, suit, proceeding or investigation that is instituted or threatened in writing against such notifying party to restrain, prohibit or otherwise challenge the legality or propriety of any transaction contemplated by this Agreement. Pending the Closing, Schurz shall give Buyer prompt written notice of the occurrence of any of the following:

(i)     the commencement of any proceeding before the FCC or any other Governmental Entity involving any of the FCC Licenses or which would reasonably be expected to have a Material Adverse Effect, other than proceedings or litigation of general applicability to the television broadcasting industry or radio broadcasting industry that do not have a disproportionate impact on the Business or the Stations as compared with other broadcast television stations or broadcast radio stations generally;

(ii)     any material written labor grievance, material controversy, strike or material dispute affecting the Business or the Stations and the scheduling of any bargaining discussions with the certified bargaining unit;

(iii)     any written notice received by Schurz or the applicable Seller of any material breach, material default, claimed material breach or material default or termination of any contract that, if it were in effect on the Closing Date, would be a Material Contract;

(iv)     any material written correspondence received by any Seller from, or sent by any Seller or to, any MVPD concerning must carry status, retransmission consent and other matters arising under the Communications Laws, including any material correspondence related to the status of negotiations with any MVPD; and

(v)     the loss of carriage or change in channel position of any TV Station on any MVPD or the cessation of broadcasting or failure of a Station to broadcast at least 80% of its authorized power for more than forty-eight (48) consecutive hours.

(b)     Without limitation of, and in compliance with, Section 4.1, Schurz shall, on or prior to the Closing Date, deliver to Buyer (i) Schedule 1.1(b) updated as of the Closing Date reflecting changes permitted by or approved in accordance with Section 4.1 (“Final Schedule 1.1(b)”) and (ii) Schedule 1.1(d) updated as of the Closing Date reflecting changes permitted by or approved in accordance with Section 4.1 (“Final Schedule 1.1(d)”). Schurz or Sellers may (x) at any time before the filing deadline under Section 1.8(a), add any contract, agreement or lease entered into by a Seller in the ordinary course of business before the date of this Agreement that was unintentionally omitted from the original Schedule 1.1(d) and reflected in the applicable Station’s or Stations’ statement of operations and provide any necessary updates to Schedules 1.1(a), 1.8(a), 1.8(c) and 2.4(a), 2.4(b) and 2.4(c), (y) remove any Purchased Contract that is described in Section 1.1(d) that after the date of this Agreement and before the Closing has expired or been terminated in compliance with the terms of this Agreement, including Section 4.1, or (z) update any of the following Schedules for any event or activity occurring after the date of this Agreement that is permitted by or approved in accordance with Section 4.1: Schedules 2.3 (but only to reflect consents required under Purchased Contracts added to Schedule 1.1(d) as provided in this section), 2.7(a), 2.7(b), 2.7(d) (but only to reflect changes resulting from causes outside the control of Schurz and without limiting Section 5.4), 2.10, 2.11, 2.11(c), 2.11(d) (but subject to Section 5.6), 2.12, 2.14 and 2.16. All such contracts, agreements and leases that are so added to Schedule 1.1(d) in accordance with this paragraph shall, for all purposes of this Agreement, be deemed to be Purchased Contracts and included in the Purchased Assets. All Purchased Contracts that are so removed from Schedule 1.1(d) in accordance with the terms and conditions of this Agreement, including Section 4.1, shall, for all purposes of this Agreement, thereafter be deemed to be Excluded Assets and shall cease to be Purchased Contracts and shall no longer be included in the Purchased Assets.

(c)     Except for updates provided under and permitted by Section 5.17(b) (as and to the extent provided in this Section 5.17(c)), the delivery of any notice or updated Schedules pursuant to this Section 5.17 shall not cure any breach of any representation or warranty requiring disclosure of such matter or any breach of any covenant or agreement contained in this Agreement or any Ancillary Seller Agreement or Ancillary Buyer Agreement or otherwise limit or affect the rights of, or the remedies available to, the parties under this Agreement. For the avoidance of doubt, (i) the closing conditions set forth in Article 6 and Article 7 shall be read without giving effect to any written notices or updated Schedules delivered pursuant to this Section 5.17, and (ii) the delivery of any notice or updated Schedules pursuant to and in accordance with Section 5.17(b) shall not limit or affect the rights or obligations of, or the remedies available to, the parties under this Agreement other than being taken into account for purposes of the indemnification obligations of Schurz pursuant to Section 9.2(a)(i).

5.18     Affiliate Arrangements. Except as set forth on Schedule 5.18, Schurz and Sellers shall take, or cause to be taken, such action as may be necessary so that, as of the Closing, none of the Purchased Assets or Assumed Obligations shall consist of agreements, obligations or arrangements with Schurz, or any its Affiliates, on the one hand, and Buyer, on the other hand, and all such agreements, obligations and arrangements shall be deemed to be, and shall be, terminated in all respects (notwithstanding anything therein relating to the survival of any provisions thereof) without any further action by the parties, excluding in each case the Multi-Station Contracts and any other agreements, obligations and arrangements between Seller and Buyer expressly set forth or contemplated herein.

5.19     Non-Solicitation. For a period of two (2) years from the Closing Date, none of Schurz and Sellers, nor any of their officers, directors or employees shall, directly or indirectly, solicit for employment or hire (whether as an employee, consultant or otherwise) any Transferred Employee; provided that Schurz and Sellers and their officers, directors and employees shall not be precluded from soliciting or hiring, or taking any other action with respect to any such person who responds to general or public solicitation not targeted at employees of Buyer or any of its Affiliates (including by a bona fide search firm), any such person who first initiates contact or any Transferred Employee who has terminated employment with Buyer or its Affiliates.

5.20     Mail and Other Communications. After the Closing, each party shall use commercially reasonable efforts to promptly remit to the other any checks, cash, payments, mail or other communications directed to such other party; provided, that Buyer shall have no obligation to remit any checks, cash, payments, mail or other communications related to the Purchased Assets or Assumed Obligations, and Schurz and Sellers shall have no obligation to remit any checks, cash, payments, mail or other communications related to the Excluded Assets or Retained Obligations.

Article 6
SELLER CLOSING CONDITIONS

The obligation of Schurz and Sellers to consummate the Closing hereunder is subject to satisfaction, at or prior to Closing, of each of the following conditions (unless waived in writing by Schurz and Sellers):

6.1     Representations and Covenants.

(a)     All representations and warranties of Buyer contained in this Agreement shall be true and correct as of the date of this Agreement and at and as of the Closing ((i) other than any representation or warranty that is expressly made as of a specified date, which need be true and correct as of such specified date only, and (ii) except for changes expressly required by this Agreement), except to the extent that the failure of the representations and warranties of Buyer contained in this Agreement to be so true and correct at and as of the Closing (or in respect of any representation or warranty that is expressly made as of a specified date, as of such date only) has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect (as defined below) on the ability of Buyer to perform its obligations under the Agreement; provided, that for purposes of this Section, all materiality or similar qualifiers within such representations and warranties shall be disregarded.

(b)     The covenants and agreements in this Agreement that by their terms are to be complied with and performed by Buyer at or prior to Closing shall have been complied with or performed by Buyer in all material respects.

(c)     Schurz and Sellers shall have received a certificate dated as of the Closing Date from Buyer executed by an authorized officer of Buyer to the effect that the conditions set forth in Sections 6.1(a) and 6.1(b) have been satisfied.

6.2     Proceedings. Neither Schurz, Sellers nor Buyer shall be subject to any court or governmental order or injunction, which remains in effect, prohibiting or making illegal the consummation of the transactions contemplated hereby.

6.3     FCC Authorization. The FCC Consent shall have been granted and shall be in full force and effect.

6.4     Hart-Scott-Rodino. The HSR Clearance shall have been obtained.

6.5     Deliveries. Buyer shall have complied with each of its obligations set forth in Section 8.2.

Article 7
BUYER CLOSING CONDITIONS

The obligation of Buyer to consummate the Closing hereunder is subject to satisfaction, at or prior to Closing, of each of the following conditions (unless waived in writing by Buyer):

7.1     Representations and Covenants.

(a)     All representations and warranties of Schurz and Sellers contained in this Agreement shall be true and correct as of the date of this Agreement and at and as of the Closing (other than any representation or warranty that is expressly made as of a specified date, which need be true and correct as of such specified date only), except to the extent that the failure of the representations and warranties of Schurz and Sellers contained in this Agreement to be so true and correct at and as of the Closing (or in respect of any representation or warranty that is expressly made as of a specified date, as of such date only) has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided, that for purposes of this Section, all materiality or similar qualifiers within such representations and warranties shall be disregarded.

(b)     The covenants and agreements in this Agreement that by their terms are to be complied with and performed by Schurz and Sellers at or prior to Closing shall have been complied with or performed by Schurz and Seller in all material respects.

(c)     Buyer shall have received a certificate dated as of the Closing Date from Schurz and Sellers executed by an authorized officer or member of Schurz or the applicable Seller to the effect that (i) the conditions set forth in Sections 7.1(a) and 7.1(b) have been satisfied, and (ii) to the Knowledge of the applicable Seller and Schurz, the conditions set forth in Section 7.7 have been satisfied.

7.2     Proceedings. None of Schurz, Sellers nor Buyer shall be subject to any court or governmental order or injunction, which remains in effect, prohibiting or making illegal the consummation of the transactions contemplated hereby.

7.3     FCC Authorization. The FCC Consent shall have been granted and shall be in full force and effect and shall have become a Final Order, except as set forth in Section 1.8 hereof.

7.4     Hart-Scott-Rodino. The HSR Clearance shall have been obtained.

7.5     Deliveries. Schurz and Sellers shall have complied with each of the obligations set forth in Section 8.1.

7.6     Consents. The Required Consents (in form and substance reasonably acceptable to Buyer) shall have been obtained.

7.7     No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect. For purposes of this Agreement, “Material Adverse Effect” means any event, state of facts, circumstance, development, change, effect or occurrence (an “Effect”) that, individually or in the aggregate with any other Effect, has had or would reasonably be expected to have a materially adverse effect on the business, properties, assets, financial condition or results of operations of the Stations, Purchased Assets or the Business, taken as a whole, or on the ability of Schurz and Sellers to perform in all material respects its obligations under the Agreement, other than any Effect arising out of or resulting from (a) any Effect affecting the economy of the United States generally, including changes in the United States or foreign credit, debt, capital or financial markets (including changes in interest or exchange rates) or the economy of any town, city, region or country in which the Stations conduct business, only to the extent that the Effect thereof are not disproportionately adverse to or on the Stations, Purchased Assets, or the Business, (b) general changes or developments in the broadcast television industry or broadcast radio industry to the extent that the Effect thereof are not disproportionately adverse to or on the Stations, Purchased Assets, or the Business, (c) the execution and delivery of this Agreement, the announcement of this Agreement and the transactions contemplated hereby or the consummation of the transactions contemplated hereby, (d) earthquakes, hurricanes, tornadoes, natural disasters or global, national or regional political conditions, including hostilities, military actions, political instability, acts of terrorism or war or any escalation or material worsening of any such hostilities, military actions, political instability, acts of terrorism or war existing or underway as of the date hereof (other than any of the foregoing that causes any material damage or destruction to or renders unusable any material Purchased Assets), only to the extent that the Effect thereof is not disproportionately adverse to or on the Stations, Purchased Assets, or the Business, (e) any failure, in and of itself, by Sellers or any Station to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (it being understood that the underlying facts or occurrences giving rise to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be a Material Adverse Effect), (f) any Effect that results from any action taken at the express prior written request of Buyer, with Buyer’s written prior consent or required to be taken under this Agreement, (g) changes in law, regulations or GAAP or any interpretation thereof (including proposed legislation or regulatory changes) only to the extent that the Effect thereof is not disproportionally adverse to or on the Stations, Purchased Assets, or the Business, or (h) any breach by Buyer of its obligations under this Agreement.

Article 8
CLOSING DELIVERIES

8.1     Seller Documents. At Closing, Schurz and/or the applicable Sellers shall deliver or cause to be delivered to Buyer:

(a)     good standing certificates or certificates of existence issued by the Secretary of State of the applicable Seller’s jurisdiction of formation and each of the jurisdictions in which such Seller is qualified;

(b)     certified copies of all corporate, limited liability company or other resolutions of Schurz and Sellers necessary to authorize the execution, delivery and performance of this Agreement, including the consummation of the transactions contemplated hereby;

(c)     the certificate described in Section 7.1(c);

(d)     assignments of FCC authorizations assigning the FCC Licenses from the applicable Seller to Buyer in substantially the forms attached hereto as Exhibit B, duly executed by such Seller;

(e)     assignments and assumptions of contracts assigning the Purchased Contracts from the applicable Sellers to Buyer in substantially the forms attached hereto as Exhibit C, duly executed by each applicable Seller;

(f)     assignments and assumptions of leases assigning the Real Property Leases from the applicable Sellers to Buyer in substantially the forms attached hereto as Exhibit D, duly executed by each applicable Seller;

(g)     limited or special (but not general) warranty deeds (as customary in the applicable jurisdiction and subject to Permitted Liens) conveying the Owned Real Property from each applicable Seller, to Buyer in forms reasonably acceptable to such Seller and Buyer, duly executed by such Seller;

(h)     intellectual property assignments duly executed by each applicable Seller assigning the Intangible Property listed on Schedule 1.1(e) to Buyer, in substantially the forms attached hereto as Exhibit E, duly executed by such Seller;

(i)     domain name transfers duly executed by each applicable Seller assigning the Business’ domain names included in the Intangible Property, including the domain names listed on Schedule 1.1(e) (if any), to Buyer;

(j)     a general bill of sale conveying the other Purchased Assets from each applicable Seller to Buyer in substantially the forms attached hereto as Exhibit F, duly executed by such Seller;

(k)     an affidavit of non-foreign status of each applicable Seller that complies with Section 1445 of the Code in substantially the form attached hereto as Exhibit G, duly executed by such Seller;

(l)     lease agreements, duly executed by the applicable Seller and reflecting the terms set forth on Exhibit I and otherwise including commercially reasonable terms mutually acceptable to Seller and Buyer;

(m)     the Indemnity Escrow Agreement, duly executed by Seller

(n)     (i) with respect to the Liens securing Sellers’ secured credit facilities, if any, (x) a letter from the appropriate agent thereunder acknowledging that, upon receipt of the amount required to be prepaid as a result of the transactions contemplated by this Agreement, the Liens securing the Purchased Assets will be released; and (y) a form of UCC-3 financing statement to be filed in each applicable Seller’s jurisdiction of organization following receipt by such agent of such amount; and (ii) forms of documentation reasonably acceptable to both parties effectuating the release of all other Liens (other than Permitted Liens) on the Purchased Assets, if any; and

(o)     documents reasonably required by Buyer’s title company or the relevant County to record the deeds for the Owned Real Property or that such parties may reasonably request in furtherance of the transactions contemplated hereby, including any documents reasonably necessary to vest, evidence or confirm title of the Purchased Assets in Buyer in accordance with the terms of this Agreement.

8.2     Buyer Documents. At Closing, Buyer shall deliver or cause to be delivered to Schurz and Sellers:

(a)     the Purchase Price in accordance with Section 1.4 hereof;

(b)     a good standing certificate issued by the Secretary of State of Buyer’s jurisdiction of formation;

(c)     certified copies of all corporate or other resolutions of Buyer necessary to authorize the execution, delivery and performance of this Agreement, including the consummation of the transactions contemplated hereby;

(d)     the certificate described in Section 6.1(c) and a certificate as to the incumbency and signatures of the officers of Buyer executing this Agreement or any other agreement contemplated by this Agreement;

(e)     assignments of FCC authorizations assigning the FCC Licenses from the applicable Seller to Buyer in substantially the forms attached hereto as Exhibit B, duly executed by Buyer;

(f)     assignments and assumptions of contracts assuming the Purchased Contracts in substantially the form attached hereto as Exhibit C, duly executed by Buyer;

(g)     assignments and assumptions of leases assuming the Real Property Leases in substantially the form attached hereto as Exhibit D, duly executed by Buyer;

(h)     lease agreements, duly executed by Buyer and reflecting the terms set forth on Exhibit I and otherwise including commercially reasonable terms mutually acceptable to Seller and Buyer;

(i)     the Indemnity Escrow Agreement, duly executed by Buyer; and

(j)     assignments and assumptions assuming any other Assumed Obligations in a form reasonably acceptable to Schurz and the Sellers.

Article 9
SURVIVAL; INDEMNIFICATION

9.1     Survival. The representations, warranties and covenants in this Agreement and any agreements required to be performed prior to the Closing, including the Seller Ancillary Agreements and the Buyer Ancillary Agreements, or in the certificate delivered pursuant to Section 8.1(c), shall survive the Closing and will remain in full force and effect until the later of (a) the date that is twelve (12) months after the Closing Date, and (b) March 19, 2017 (the “Survival Period”), at which time they will terminate (and no claims with respect to such representations, warranties and covenants (or in such certificates, to the extent they relate to such representations, warranties and covenants) shall be made by any Person for indemnification thereafter); provided, that claims for fraud shall not be subject to such limitations; provided, further, such covenants and agreements of the parties hereto shall survive until they are fully performed or, if earlier, until the expiration thereof set forth in the terms of such covenant and agreement (except that no claims with respect to such covenants and agreements shall be made by any Person after the expiration of the Survival Period). Notwithstanding the foregoing, any claim made by the party seeking to be indemnified within the time periods set forth in this Section 9.1 shall survive until such claim is finally resolved.

9.2     Indemnification.

(a)     From and after Closing, Schurz and Sellers, jointly and severally, shall defend, indemnify and hold harmless Buyer, its Affiliates, and their respective employees, officers, directors, representatives and agents and all of their successors and assigns (the “Buyer Indemnified Parties”) from and against any and all losses, costs, damages, taxes, liabilities, penalties, judgments, awards, and expenses, including reasonable attorneys’ fees and expenses (collectively, “Damages”) incurred by any of the Buyer Indemnified Parties, whether or not resulting from third party claims, to the extent arising out of or resulting from:

(i)     any breach or inaccuracy of any representations or warranties made by Schurz or Sellers under this Agreement or in the certificate delivered pursuant to Section 8.1(c) (in each case, without giving effect to any materiality or Material Adverse Effect qualifiers, except in the case of the representations and warranties set forth in the first sentence of Section 2.16);

(ii)     any default or breach by Schurz or Sellers of any covenant or agreement made in this Agreement;

(iii)     the Excluded Assets and the Retained Obligations; and/or

(iv)     the ownership, business or operation of the Business before the Effective Time (other than in respect of the Assumed Obligations).

(b)     Notwithstanding the foregoing or anything else herein to the contrary, after Closing, (i) Schurz and Sellers shall have no liability to any Buyer Indemnified Parties under Section 9.2(a)(i) unless the aggregate amount of the Damages exceed Two Million Two Hundred Thousand Dollars ($2,200,000) (the “Threshold”), after which Schurz and Sellers will be liable for all Damages under Section 9.2(a)(i) without giving effect to the Threshold, (ii) the maximum aggregate liability of Schurz and Sellers (x) under Section 9.2(i) shall be an amount equal to Twenty-Two Million Dollars ($22,000,000) and (y) under Sections 9.2(a)(ii), (a)(iii) and (a)(iv) and collectively for all Damages under Section 9.2(a) shall be an amount equal to the Purchase Price, it being understood that, subject to the proviso contained in this Section 9.2(b), the Buyer Indemnified Parties shall not be entitled to collect any Damages under Section 9.2(a) from Schurz or Sellers or their Affiliates in excess of the applicable Cap and none of Schurz, Sellers or its Affiliates shall have any liability for any Damages under Section 9.2(a) in excess of the applicable Cap, and (iii) Schurz and Sellers shall have no liability to Buyer under Section 9.2(a)(i) for any claims arising out of or relating to any circumstances occurring after the expiration of the applicable Survival Period; provided, however, that (x) claims for fraud shall not be subject to the Threshold or the Cap, and (y) claims for any Damages incurred by the Buyer Indemnified Parties arising out of or resulting from the breach or inaccuracy of any of the representations and warranties made by Seller in Section 2.1 (Organization), Section 2.2 (Authority), Section 2.4 (FCC Licenses), Section 2.5 (Taxes), the second sentence of Section 2.6(a) (Tangible Personal Property), the second sentence of Section 2.7(a) (Real Property), the first sentence of Section 2.17 (Purchased Assets) and Section 2.18 (No Brokers) shall not be subject to the Threshold.

(c)     Upon the expiration of the Survival Period, the Cap shall be reduced to the amount of any claims by the Buyer Indemnified Parties for indemnification under this Agreement outstanding and unpaid as of such date, if any, pursuant to the terms and subject to the conditions set forth in this Agreement.

(d)     From and after Closing, Buyer shall defend, indemnify and hold harmless Schurz, Sellers, their Affiliates, and their respective employees, officers, directors, representatives and agents and all of their successors and assigns (the “Seller Indemnified Parties”) from and against any and all Damages incurred by any of the Seller Indemnified Parties, whether or not resulting from third party claims, arising out of or resulting from:

(i)     any breach or inaccuracy of any representations and warranties made by Buyer under this Agreement or in the certificate delivered pursuant to Section 8.2(d) (in each case, without giving effect to any materiality or Material Adverse Effect qualifiers);

(ii)     any default or breach by Buyer of any covenant or agreement made in this Agreement;

(iii)     the Assumed Obligations; and

(iv)     the ownership, business or operation of the Business after the Effective Time (other than in respect of the Retained Obligations).

9.3     Procedures with Respect to Third Party Claims.

(a)     The indemnified party shall give prompt written notice to the indemnifying party of any demand, suit, claim or assertion of liability by third parties that is subject to indemnification hereunder (a “Claim”), but a failure to give such notice or delaying such notice shall not affect the indemnified party’s rights or the indemnifying party’s obligations except to the extent the indemnifying party’s ability to remedy, contest, defend or settle with respect to such Claim is thereby materially prejudiced and provided that, where applicable, such notice is given within the time period described in Section 9.1.

(b)     The indemnifying party shall have the right to undertake the defense or opposition to such Claim (at the indemnifying party’s expense) with counsel selected by it so long as (i) the indemnifying party gives written notice to the indemnified party within thirty (30) days after it has been notified of the Claim that it will defend the indemnified party against such Claim and the indemnifying party acknowledges its obligation to indemnify the indemnified party for Damages related to such Claim (subject to the Threshold and Cap, to the extent applicable), (ii) the Claim involves only money damages and does not seek an injunction or other equitable relief against the indemnified party that would reasonably be expected to materially restrict or materially and adversely affect the future activity or conduct of the Business by Buyer, (iii) the indemnified party has not been advised in writing by outside counsel that a material legal conflict exists between the indemnified party and the indemnifying party in connection with conducting the defense of the Claim, (iv) the Claim does not relate to or otherwise arise in connection with any criminal or regulatory enforcement action that would reasonably be expected to materially restrict or materially and adversely affect the future activity or conduct of the Business by Buyer, and (v) the indemnifying party conducts the defense of the Claim in good faith. In the event that the indemnifying party does not, within thirty (30) days of its receipt of notice of a Claim pursuant to clause (i) above of this Section 9.3(b), elect to undertake such defense or opposition, the indemnified party may undertake the defense, opposition, compromise or settlement of such Claim with counsel selected by it at the indemnifying party’s cost; provided, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnitees in connection with such Claim. If the indemnified party defends any Claim pursuant to the preceding sentence or pursuant to clauses (ii) – (v) above of this Section 9.3(b), then the indemnifying party shall promptly reimburse the applicable indemnified party for the reasonable costs and expenses of defending such Claim upon submission of periodic bills.

(c)     Anything herein to the contrary notwithstanding:

(i)     the indemnified party shall have the right, at its own cost and expense, to participate in the defense, opposition, compromise or settlement of the Claim;

(ii)     the indemnifying party shall not, without the indemnified party’s written consent (which consent shall not be unreasonably withheld, conditioned or delayed), settle or compromise any Claim or consent to entry of any judgment which settlement, compromise or judgment (x) by its terms does not obligate the indemnifying party (or its Affiliates) to pay the full amount of any Damages in connection with such Claim, (y) requires any payment or other action by, or limitation on, any indemnified party or (z) does not include the giving by the claimant to the indemnified party of a full release from all liability in respect of such Claim;

(iii)     if the indemnified party defends any Claim pursuant to Section 9.3(b), the indemnified party shall not, without the indemnifying party’s written consent (which consent shall not be unreasonably withheld, conditioned or delayed), settle or compromise any Claim or consent to entry of any judgment with respect to such Claim; and

(iv)     the indemnified party and the indemnifying party shall cooperate in the conduct of the defense of any Claim, including by providing reasonable access to each other’s relevant business records and other documents and employees, and shall use commercially reasonable efforts to avoid production of confidential information (consistent with applicable Legal Requirement), and to cause all communications among employees, counsel and others representing any party to a Claim to be made so as to preserve any applicable attorney-client or work-product privileges, if practicable.

9.4     No Special Damages; Mitigation. No indemnifying party shall be liable to any indemnified party for special, indirect, consequential, punitive or exemplary damages of any kind, in each case unless and to the extent such damages are actually paid to a third party (who is not an Affiliate of the indemnified party). Each party agrees to exercise its commercially reasonable efforts to mitigate any Damages in respect of any pending or threatened Claim.

9.5     Offset. The amount of any Damages indemnifiable by any indemnifying party to any indemnified party pursuant to this Article 9 will be reduced to reflect any amount actually recovered or recoverable by the indemnified party under the indemnified party’s insurance policies or otherwise with respect to such Damages (less any increase in premiums related thereto).

9.6     Treatment of Indemnity Benefits. All payments made by Schurz or Sellers or Buyer, as the case may be, to or for the benefit of the other pursuant to any indemnification obligations under this Agreement shall be treated, unless otherwise required by law, as adjustments to the Purchase Price for Tax purposes and such agreed treatment shall govern for purposes of this Agreement.

9.7     Exclusive Remedies. Buyer, Schurz and Sellers acknowledge and agree that, if the Closing occurs, the indemnification provisions of this Article 9 shall be the sole and exclusive remedies of Buyer, Schurz and Sellers for any breach of the representations or warranties or nonperformance of or default under any covenants or agreements of Buyer, Schurz or Sellers contained in this Agreement or any Buyer Ancillary Agreements or Seller Ancillary Agreements, and neither party shall have any liability to the other party under any circumstances for special, indirect, consequential, punitive or exemplary damages, or lost profits, or any damage calculated on the basis of a multiple of earnings, profits or similar measure, unless and to the extent such damages are actually paid to a third party (who is not an Affiliate of the third party); provided, however, that nothing contained in this Agreement shall relieve or limit the liability of any party from any liability or Damages arising out of or resulting from such party’s fraud in connection with the transactions contemplated in this Agreement, the Seller Ancillary Agreements or the Buyer Ancillary Agreements. In furtherance of the foregoing, each of Buyer, Schurz and each Seller hereby waive, to the fullest extent permitted under applicable law, except in the case of fraud, any and all rights, claims and causes of action it may have against the others arising under or based upon any federal, state or local law, rule or regulation (including any such rights, claims or causes of action arising under or based upon common law, tort or otherwise and relating to this Agreement, any Seller Ancillary Document or any Buyer Ancillary Document (including any certificate delivered pursuant to Section 6.1(c) or Section 7.1(c)) or the transactions contemplated hereby) other than any rights, claims or actions arising under this Article 9.

9.8     Effect of Investigation. The right to indemnification or any other remedy based on representations, warranties, covenants and agreements in this Agreement, any Seller Ancillary Agreement or Buyer Ancillary Agreement shall not be affected by any investigation conducted at any time, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.

Article 10
TERMINATION AND REMEDIES

10.1     Termination. This Agreement may be terminated prior to Closing as follows:

(a)     by mutual written agreement of Buyer and Schurz;

(b)     by written notice of Buyer to Schurz and Sellers if (i) Buyer is not in material breach of its representations, warranties or covenants under this Agreement, (ii) Schurz or Sellers breach their representations or warranties, or defaults in the performance of their covenants, contained in this Agreement and (iii) all such breaches and defaults by Schurz or Sellers that are not cured within the Cure Period (as defined in Section 10.2) would prevent any of the conditions to the obligations of Buyer set forth in Article 7 from being satisfied;

(c)     by written notice of Schurz to Buyer if (i) Schurz and Sellers are not in material breach of their representations, warranties or covenants under this Agreement, (ii) Buyer breaches its representations or warranties, or defaults in the performance of its covenants, contained in this Agreement and (iii) all such Buyer breaches and defaults that are not cured within the Cure Period would prevent the conditions to the obligations of Schurz and Sellers set forth in Article 6 from being satisfied; provided, however, that no Cure Period shall apply to Buyer’s obligations to pay the Purchase Price at Closing;

(d)     by written notice of Buyer to Schurz, or by Schurz to Buyer, if the Closing does not occur by the date that is twelve (12) months after the date of this Agreement (such date, the “Outside Date”), unless the Closing has not occurred by such date as a result of a material breach of this Agreement by the party providing such notice of termination; and provided that if, as of the Outside Date, the parties are required to consummate the Closing pursuant to Section 1.7(a) but for the operation of the second proviso in Section 1.7(a) (i.e., the Marketing Period has not ended), the Outside Date shall automatically be extended to one day after the new date on which the parties are required to consummate the Closing pursuant to such proviso;

(e)     pursuant to Section 5.10(d); or

(f)     by Buyer or Schurz in the event that (i) there shall be any law that makes consummation of the transactions contemplated by this Agreement illegal or (ii) any Governmental Entity shall have issued an order restraining or enjoining the transactions contemplated by this Agreement, and such order shall have become final and non-appealable.

10.2     Cure Period. Prior to the Closing, each party shall give the other party prompt written notice upon learning of any breach or default by the other party under this Agreement, and such notice shall specify the breach. The term “Cure Period” as used herein means a period commencing on the date Buyer or Schurz receives from the other written notice of breach or default hereunder and continuing until the earlier of (i) thirty (30) calendar days thereafter or (ii) five (5) Business Days after the day otherwise scheduled for Closing; provided, however, that, in the case of clause (i) above, if the breach or default is non-monetary and cannot reasonably be cured within such period but can be cured before the date that is five (5) Business Days after the scheduled Closing Date, and if diligent efforts to cure promptly commence, then the Cure Period shall continue as long as such diligent efforts to cure continue, but not beyond the date that is five (5) Business Days after the scheduled Closing Date.

10.3     Termination and Survival.

(a)     Subject to the other provisions of this Section 10.3, in the event of a termination of this Agreement by either Schurz or Buyer as provided in Section 10.1, this Agreement shall forthwith become null and void, and there shall be no liability or obligation on the part of Schurz, Sellers, Buyer or their respective directors, officers, employees, incorporators, members, partners, equity holders, Affiliates, agents, attorneys or representatives; provided that the provisions of this Section 10.3 and Section 5.1(a) (Confidentiality), Section 11.1 (Expenses), Section 11.6 (Entire Agreement), Section 11.9 (Governing Law; Consent to Jurisdiction; Waiver of Jury Trial), Section 11.10 (Neutral Construction), Section 11.12 (Counterparts; Delivery by Facsimile/Email), Section 11.13 (Interpretation) and Section 11.16 (Non-Recourse) shall remain in full force and effect and survive any termination of this Agreement; and provided, however, that, if a termination shall have resulted from a breach or fraud of a party (including Buyer’s failure to consummate the Closing when required), the termination of this Agreement shall not relieve such breaching party of any liability for such breach or fraud under this Agreement that occurred prior to the date of termination.

(b)     If Buyer or Schurz terminates this Agreement pursuant to Sections 10.1(d) or 10.1(f) and, at the time of such termination (i) any of the conditions set forth in Section 6.3, Section 6.4, Section 7.3 and Section 7.4 shall not have been satisfied and (ii) all other material conditions to the Closing set forth in Article 6 and Article 7 shall have been or are reasonably expected to be satisfied (other than (x) any of the conditions set forth in Section 6.3, Section 6.4, Section 7.3 and Section 7.4, and (y) conditions that by their nature are to be satisfied at the Closing but which conditions would in the case of this clause (y) be satisfied or reasonably expected to be satisfied if the Closing occurred on the date of termination), then Buyer shall within three (3) Business Days following the delivery of the termination notice from Schurz (or, in the case of a Buyer termination, within three (3) Business Days following the delivery of the notice from Schurz invoking this Section 10.3(b), which notice shall also certify that all material conditions set forth in Article 6 and Article 7 have been satisfied or are reasonably expected to be satisfied (other than (x) any of the conditions set forth in Section 6.3, Section 6.4, Section 7.3 and Section 7.4, and (y) conditions that by their nature are to be satisfied or reasonably expected to be satisfied at the Closing but which conditions would in the case of this clause (y) be satisfied if the Closing occurred on the date of termination)), pay or cause to be paid to Schurz the sum of Ten Million Dollars ($10,000,000) by wire transfer of immediately available funds (the “Business Disruption Termination Fee”).

(c)     Each of the parties acknowledges that the agreements contained in this Section 10.3 are an integral part of the transactions contemplated by this Agreement and that the Business Disruption Termination Fee is not a penalty, but rather is a reasonable amount that will compensate Schurz and Sellers in the circumstances in which the Business Disruption Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Closing, which amount would otherwise be impossible to calculate with precision.

(d)     Notwithstanding anything to the contrary in this Agreement, if this Agreement is terminated in accordance with its terms and such termination gives rise to the obligation of Buyer to pay the Business Disruption Termination Fee and Buyer shall have paid the Business Disruption Termination Fee pursuant to this Section 10.3, the sole and exclusive remedy of the Schurz, Sellers and their respective officers, directors and Affiliates (collectively, the “Seller Related Parties”) against Buyer and its Subsidiaries and their respective officers, directors and Affiliates and any Financing Source, together with each Financing Source's Affiliates, and their respective officers, directors, employees, equity holders, partners, controlling parties, advisors, agents and representatives, and their respective successors and assigns (collectively, the “Financing Related Parties”) for any business disruption, demands, claims, actions or causes of action, assessments, losses, damages, liabilities, diminution in value, costs and expenses, including interest, penalties and reasonable attorneys' fees and expenses, shall be the Business Disruption Termination Fee, and following such payment no Person shall have any rights or claims against Schurz, Sellers, Buyer and its Subsidiaries and their respective officers, directors and Affiliates and any Financing Related Party under this Agreement, whether at law or equity, in contract, in tort or otherwise, and none of Schurz, Sellers, Buyer and its Subsidiaries and their respective officers, directors and Affiliates and any Financing Related Party shall have any further liability or obligation resulting from, arising out of, or incurred in connection with, this Agreement, except as otherwise provided in Section 10.3(a). For purposes of clarity, the parties acknowledge and agree that this Section 10.3(d) shall not prohibit Schurz or Sellers from seeking any other remedy available under this Agreement, at law, or in equity in the event of the termination of this Agreement under Section 10.1(c).

10.4     Specific Performance. Subject to Section 1.8, the parties hereto acknowledge and agree that the parties hereto would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that any non-performance or breach of this Agreement by any party hereto could not be adequately compensated by monetary damages alone and that the parties hereto would not have any adequate remedy at law. Accordingly, in addition to any other right or remedy to which any party hereto may be entitled, at law or in equity (including monetary damages), subject to Section 1.8, prior to termination of this Agreement, such party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief, subject to obtaining any required Governmental Consents, to prevent breaches or threatened breaches of any of the provisions of this Agreement without posting any bond or other undertaking. Without limiting the generality of the foregoing, prior to any termination of this Agreement pursuant to Section 10.1, the parties hereto agree that, the party seeking specific performance shall be entitled to enforce specifically (a) a party’s obligations under Section 1.8; and (b) a party’s obligation to consummate the transactions contemplated by this Agreement (including the obligation to consummate the Closing and to pay the Purchase Price, if applicable), if the conditions set forth in Article 6 or Article 7, as applicable, have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing) or waived.

Article 11
MISCELLANEOUS

11.1     Expenses. Except as may be otherwise specified herein, each party shall be solely responsible for all costs and expenses incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement, the Seller Ancillary Agreements and the Buyer Ancillary Agreements. If more than one HSR Act filing is necessary because a party has more than one ultimate Buyer entity, then such party shall pay the HSR Act filing fees for any additional filings. Buyer shall pay one-half (1/2) and Schurz shall pay one-half (1/2) of all governmental Taxes, fees and charges applicable to the transfer of the Purchased Assets under this Agreement (including sales, use and real property transfer taxes and the costs of recording or filing all applicable conveyance instruments) (collectively, “Transfer Taxes”); provided, however, that Schurz and Sellers shall be solely responsible for any and all income taxes incurred by them due to the consummation of the transactions contemplated in this Agreement. The parties will cooperate in the preparation, execution and filing of all Tax Returns regarding Transfer Taxes and in seeking or perfecting any available exemption from Transfer Taxes. Each party is responsible for any commission, brokerage fee, advisory fee or other similar payment that arises as a result of any agreement or action of it or any Person acting on its behalf in connection with this Agreement or the transactions contemplated hereby. In the event of any litigation regarding or arising from this Agreement prior to the Closing, the prevailing party as determined by a court of competent jurisdiction in a final non-appealable judgment shall be entitled to recover its reasonable costs and expenses (including attorneys’ fees and expenses) incurred therein or in the enforcement or collection of any judgment or award rendered therein.

11.2     Further Assurances. After Closing, each party shall from time to time, at the request of and without further cost or expense to the other, execute and deliver such other instruments of conveyance and assumption and take such other actions as may reasonably be requested in order to more effectively consummate the transactions contemplated hereby.

11.3     Assignment. Neither party may assign this Agreement without the prior written consent of the other party hereto, provided, however, that (a) Buyer may by written notice to, but without consent of, Schurz and Sellers, assign its rights and obligations hereunder to an Affiliate of Buyer, provided that any such assignment does not materially delay the processing of the FCC Application, the grant of the FCC Consent, the HSR Clearance or the Closing; provided, further that Buyer shall remain liable for all of its obligations hereunder (including those assigned to such assignee); (b) Buyer may collaterally assign any or all of its rights and obligations hereunder to any provider of debt financing to it to the extent permitted by the Communications Laws; and (c) Buyer may assign its right to purchase the Designated Station Assets with respect to the Stations set forth on Schedule 11.3 (and delegate its duty to assume the Assumed Obligations corresponding thereto) to a third party that is eligible pursuant to the Communications Laws to be the assignee of the Designated Station Assets and the licensee of the FCC Licenses included in the Designated Station Assets (a “Qualified Assignee”) by written notice to Schurz and the applicable Seller. With respect to any assignment permitted under subsections (a) or (c) of this Section 11.3, (i) any such Qualified Assignee shall deliver to Schurz and the applicable Seller a written instrument of assumption with respect to this Agreement or the Designated Station Assets, as applicable, in which such assignee (A) shall make to Schurz and the applicable Seller the representations and warranties contained in Article 3 of this Agreement with respect to such assignee and (B) shall covenant to Schurz and the applicable Seller to observe, satisfy, discharge and perform the covenants of Buyer set forth in this Agreement except to the extent that any such covenant relates solely to Station Assets other than Designated Stations Assets and the corresponding Assumed Obligations, (ii) Buyer shall remain liable for all of its obligations hereunder (including those assigned to such assignee) and (iii) the consummation of the purchase of such Designated Stations Assets shall occur simultaneously herewith, with Schurz or the applicable Seller accepting payment of the purchase price for the Designated Station Assets directly from the Qualified Assignee (the “QA Payment”), and the Purchase Price hereunder shall be reduced by the amount of such QA Payment, if any. “Designated Station Assets” means such Purchased Assets with respect to such Station as Buyer and the Qualified Assignee may mutually agree. The terms of this Agreement shall bind and inure to the benefit of the parties’ respective successors and any permitted assigns, and no assignment shall relieve any party of any obligation or liability under this Agreement.

11.4     Notices. Any notice pursuant to this Agreement shall be in writing and shall be deemed delivered on the date of personal delivery or confirmed facsimile transmission or confirmed delivery by a nationally recognized overnight courier service, and shall be addressed as follows (or to such other address as any party may request by written notice):

if to Schurz or Sellers:	Schurz Communications, Inc. 1301 E. Douglas Rd. Mishawaka, IN 46545 Attention: Todd F. Schurz, CEO (574) 247-7237 Facsimile No.: (574) 247-7238
with a copy (which shall not constitute notice) to:

Barnes & Thornburg LLP

600 1st Source Bank Center

100 North Michigan

South Bend, IN 46601

Attention: John C. Smarrella

(574) 233-1171

Facsimile No.: (574) 237-1125

Jack N. Goodman

Law Offices of Jack N Goodman

1200 New Hampshire Avenue, NW, Suite 600

Washington, DC 20036

(202) 776-2045

Facsimile No.: (844) 331-4644

if to Buyer:	Gray Television Group, Inc. 4370 Peachtree Road, NE Atlanta, GA 30319-3023 Attn: General Counsel Facsimile No.: (404) 261-9607

with a copy (which shall not constitute notice) to:	Cooley LLP 1299 Pennsylvania Avenue, NW Suite 700 Washington, DC 20004 Attn: John R. Feore Telephone: (202) 776-2045 Fax: (202) 842-7899

11.5     Amendments; Waiver. No amendment or waiver of compliance with any provision hereof or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed, in the case of an amendment, by Buyer, Schurz and Sellers, or in the case of a waiver or consent, by the party against whom the waiver or consent is to be effective. No waiver by any party of any breach or violation of, default under or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach or violation of, default under, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof. Notwithstanding anything to the contrary in the foregoing, no FS Provision may be amended or waived without the consent of the Financing Sources.

11.6     Entire Agreement. The Schedules and Exhibits hereto are hereby incorporated into this Agreement. This Agreement, together with any other agreement executed on the date hereof in connection herewith, constitutes the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings with respect to the subject matter hereof, except the NDA, which shall remain in full force and effect, in accordance with its terms, subject to Section 5.1. No party makes any representation or warranty with respect to the transactions contemplated by this Agreement except as expressly set forth in this Agreement, any certificate delivered pursuant hereto or any of the Buyer Ancillary Agreements or Seller Ancillary Agreements.

11.7     Severability. If any Governmental Entity holds any provision in this Agreement invalid, illegal or unenforceable as applied to any party or to any circumstance under any applicable law, then, so long as no party is deprived of the benefits of this Agreement in any material respect, (a) such provision, as applied to such party or such circumstance, is hereby deemed modified to give effect to the original written intent of the parties to the greatest extent consistent with being valid and enforceable under applicable law, (b) the application of such provision to any other party or to any other circumstance will not be affected or impaired thereby and (c) the validity, legality and enforceability of the remaining provisions of this Agreement will remain in full force and effect.

11.8     Third Party Beneficiaries; No Recourse to Financing Sources.

(a)     Except for the Buyer Indemnified Parties and the Seller Indemnified Parties, nothing in this Agreement expressed or implied is intended or shall be construed to give any rights to any Person other than the parties hereto and their successors and permitted assigns. Notwithstanding the foregoing, the Financing Sources shall be an express third-party beneficiary with respect to Section 11.8 and Section 11.9 and any limitations on Buyer’s liabilities pursuant to Article 9 (the “FS Provisions”).

(b)     Subject to the rights of Buyer and/or its Affiliates under the terms of any agreement with any Financing Source relating to the Financing, none of the parties hereto, nor any of their respective Affiliates, solely in their respective capacities as parties to this Agreement, shall have any rights or claims (whether at law or equity, in contract, in tort or otherwise) against any Financing Source or any Affiliate thereof, solely in their respective capacities as lenders or arrangers in connection with the Financing, and the Financing Sources, solely in their respective capacities as lenders or arrangers, shall not have any rights or claims against any party hereto or any related Person thereof, in connection with this Agreement or the Financing, whether at law or equity, in contract, in tort or otherwise, except for any rights or claims of the Financing Sources with respect to the Buyer pursuant to the terms of the Financing.

11.9     Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a)     This Agreement and the negotiation, execution, performance or nonperformance, interpretation, termination, construction and all matters based upon, arising out of or related to this Agreement, whether arising in law or in equity (collectively, the “Covered Matters”), and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to the Covered Matters, except for documents, agreements and instruments that specify otherwise, shall be governed by the laws of the State of Delaware without giving effect to the choice of law provisions thereof. All recording matters relating to the conveyance of each parcel of Owned Real Property will be conducted in conformity with the applicable requirements of local law governing the location of such parcel.

(b)     All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Chancery Court of the State of Delaware, or of the United States of America for the State of Delaware, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such Action and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consents to jurisdiction set forth in this Section 11.9 shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 11.9 and shall not be deemed to confer rights on any third party. The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

(c)     BUYER, SCHURZ AND SELLERS HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF BUYER, SCHURZ OR SELLERS IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

11.10     Neutral Construction. Buyer, Schurz and Sellers agree that this Agreement was negotiated at arms-length and that the final terms hereof are the product of the parties’ negotiations. This Agreement shall be deemed to have been jointly and equally drafted by Buyer, Schurz and Sellers, and the provisions hereof should not be construed against a party on the grounds that the party drafted or was more responsible for drafting the provision.

11.11     Cooperation. After Closing, each party shall cooperate with the other if reasonably necessary in the investigation, defense or prosecution of any third party Action which is pending or threatened against either party or its Affiliates with respect to the Business or the Purchased Assets, whether or not any party has notified the other of a claim for indemnity with respect to such matter.

11.12     Counterparts; Delivery by Facsimile/Email. This Agreement may be executed in separate counterparts, each of which will be deemed an original and all of which together will constitute one and the same agreement. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by facsimile transmission or electronic mail in pdf form, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or email as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

11.13     Interpretation. Article titles and section headings herein are for convenience of reference only and are not intended to affect the meaning or interpretation of this Agreement. The Schedules hereto shall be construed with and as an integral part of this Agreement to the same extent as if set forth verbatim herein. Where the context so requires or permits, the use of the singular form includes the plural, and the use of the plural form includes the singular. Without limiting the generality of the foregoing, it is hereby acknowledged and agreed that: (a) the term “Station” or “Stations” shall include and mean, as applicable, any and each applicable Station or Stations individually, interchangeably and collectively, not just the Stations collectively or as a group, (b) with respect to any and all covenants and agreements of a Seller in this Agreement, any such covenant or agreement shall be deemed to include such Seller’s obligation to cause its subsidiaries to perform such covenants and agreements, as applicable, and (c) with respect to any and all covenants and agreements of Schurz in this Agreement, any such covenant or agreement shall be deemed to include such Schurz’s obligation to cause each Seller and any of its subsidiaries to perform such covenants and agreements, as applicable. When used in this Agreement, unless the context clearly requires otherwise, (i) words such as “herein,” “hereof,” “hereto,” “hereunder,” and “hereafter” shall refer to this Agreement as a whole, (ii) the term “including” shall not be limiting, (iii) the word “or” shall not be exclusive, (iv) the term “ordinary course” or “ordinary course of business” shall refer to the ordinary manner in which a Seller operates its portion of the Business consistent with reasonable past practices, (v) the terms “Dollars”, “dollars” and “$” each mean lawful money of the United States of America, (vi) the term “Buyer Principal Liaisons” shall mean Kevin Latek and Jim Ryan or any of their respective successors, (vii) the phrase “Business, taken as a whole” shall be deemed to refer to, collectively, all Stations (including the Business of each such Station), (viii) the term “Person” shall mean any natural person or any corporation, limited liability company, partnership, joint venture, trust or other legal entity or Governmental Entity, and (ix) the term “Affiliate” shall mean, with respect to a specified Person, any Person or member of a group of Persons acting together that, directly or indirectly, through one or more intermediaries, controls, or is controlled by or is under common control with, the specified Person. As used in this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

11.14     Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Accounts Receivable” means outstanding accounts receivable of the Business as of the Effective Time.

“Action” has the meaning set forth in Section 2.14.

“Affiliate” has the meaning set forth in Section 11.13.

“Agreement” has the meaning set forth in the Preamble.

“Assessments” has the meaning set forth in Section 5.10(b).

“Assumed Current Liabilities” has the meaning set forth in Section 1.3(a).

“Assumed Obligations” has the meaning set forth in Section 1.3(a).

“Audited Financials” has the meaning set forth in Section 5.11(b)(i).

“Base Purchase Price” has the meaning set forth in Section 1.4.

“Benefit Plans” has the meaning set forth in Section 2.11(c).

“Business” has the meaning set forth in the Recitals.

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed (or are actually closed) in the City of New York.

“Business Disruption Termination Fee” has the meaning set forth in Section 10.3(b).

“Business Joint Venture Interests” has the meaning set forth in Section 1.1(h).

“Buyer” has the meaning set forth in the Preamble.

“Buyer Ancillary Agreements” has the meaning set forth in Section 3.1.

“Buyer Indemnified Parties” has the meaning set forth in Section 9.2(a).

“Buyer’s PTO Cap” has the meaning set forth in Section 5.6(f).

“Cap” has the meaning set forth in Section 9.2(b).

“claim” for purposes of Section 3.7 only, has the meaning set forth in Section 3.7.

“Claim” has the meaning set forth in Section 9.3(a).

“Closing” has the meaning set forth in Section 1.7.

“Closing Date” has the meaning set forth in Section 1.7(b).

“Code” has the meaning set forth in Section 1.6.

“Communications Laws” has the meaning set forth in Section 1.8(e).

“Covered Matters” has the meaning set forth in Section 11.9(a).

“Cure Period” has the meaning set forth in Section 10.2.

“Damages” has the meaning set forth in Section 9.2(a).

“Designated Station Assets” has the meaning set forth in Section 11.3.

“Disclosure Schedules” means the Disclosure Schedules delivered by Schurz and Sellers and by Buyer concurrently with the execution and delivery of this Agreement.

“DMA” has the meaning set forth in Section 2.4(b).

“DOJ” has the meaning set forth in Section 1.8(d).

“Effect” has the meaning set forth in Section 7.7.

“Effective Time” has the meaning set forth in Section 1.7(b).

“Employee Credit” has the meaning set forth in Section 5.6(f).

“Employees” means those persons employed by any Seller who worked primarily for the Business immediately prior to the Closing.

“Environment” has the meaning set forth in Section 2.9.

“Environmental Law” has the meaning set forth in Section 2.9.

“ERISA” has the meaning set forth in Section 2.11(c).

“ERISA Affiliate” has the meaning set forth in Section 2.11(c).

“Escrow Agent” has the meaning set forth in Section 1.5.

“Escrow Amount” means $22,000,000.00.

“Excluded Assets” has the meaning set forth in Section 1.2.

“FCC” has the meaning set forth in the Recitals.

“FCC Application” has the meaning set forth in Section 1.8(a).

“FCC Consent” has the meaning set forth in Section 1.8(a).

“FCC Licensees” has the meaning set forth in the Recitals.

“FCC Licenses” has the meaning set forth in Section 1.1(a).

“Final Order” has the meaning set forth in Section 1.7(a).

“Final Schedule 1.1(b)” has the meaning set forth in Section 5.17(b).

“Final Schedule 1.1(d)” has the meaning set forth in Section 5.17(b).

“Financial Statements” has the meaning set forth in Section 2.15.

“Financing” has the meaning set forth in Section 5.11(a).

“Financing Related Parties” has the meaning set forth in Section 10.3(d).

“Financing Sources” has the meaning set forth in Section 5.11(a).

“Fines” has the meaning set forth in Section 1.3(a)

“Excluded Contracts” has the meaning set forth in Section 1.21.2(c).

“FS Provisions” has the meaning set forth in Section 11.8(a).

“FTC” has the meaning set forth in Section 1.8(d).

“GAAP” means, with respect to any date of determination, United States generally accepted accounting principles as in effect on the date of this Agreement, consistently applied.

“Governmental Consents” has the meaning set forth in Section 1.8(f).

“Governmental Entity” means any (i) federal, state, municipal or other government, (ii) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (iii) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal.

“Hazardous Material” has the meaning set forth in Section 2.9.

“HSR Act” has the meaning set forth in Section 1.8(d).

“HSR Clearance” has the meaning set forth in Section 1.8(d).

“Indemnity Escrow” has the meaning set forth in Section 1.5.

“Indemnity Escrow Agreement” has the meaning set forth in Section 1.5.

“Improvements” has the meaning set forth in Section2.7(d).

“Intangible Property” has the meaning set forth in Section 1.1(e).

“Intellectual Property” has the meaning set forth in Section 1.1(e).

“Knowledge” (1) with respect to Schurz and Sellers, has the meaning set forth in Section 2.4(a), and (2) with respect to Buyer, has the meaning set forth in Section 3.4.

“Leased Real Property” has the meaning set forth in Section 2.7(b).

“Legal Requirement” means, as in effect on any date of this Agreement, applicable common law or any applicable statute, permit, ordinance, code or other law, rule, regulation or order enacted, adopted, promulgated or applied by any Governmental Entity.

“Liens” has the meaning set forth in Section 2.6(a).

“Marketing Period” shall mean the first period of twenty (20) consecutive Business Days after the date of this Agreement throughout and at the end of which (a) Buyer shall have received the Required Information, and the Required Information shall be complete in all material respects and (b) FCC Consent shall have been granted and shall be in full force and effect, and, unless waived by Buyer in writing, shall have become a Final Order, and HSR Clearance shall have been obtained; provided that if Schurz or Sellers in good faith reasonably believes they have delivered such Required Information and that the Marketing Period has begun, it may deliver to Buyer a written notice to that effect (stating when it or they believe such delivery has been completed), in which case the Marketing Period will be deemed to have begun on the date of such notice unless Buyer in good faith reasonably believes the Marketing Period has not begun and, within three (3) Business Days after the delivery of such notice by Schurz or Sellers, delivers a written notice to Schurz and Sellers to that effect, stating with specificity why it believes the Marketing Period has not begun; provided further, that (i) (A) the period from (and including) November 24, 2015 to (and including) December 1, 2015 shall be disregarded for purposes of calculating the consecutive calendar day period required above, (B) if such period shall not have ended on or prior to December 20, 2015, such period shall not commence before January 6, 2016, (C) the period from (and including) May 28, 2016 to (and including) May 31, 2016 shall be disregarded for purposes of calculating the consecutive calendar day period required above, and (D) the period from (and including) July 3, 2016 to (and including) July 6, 2016 shall be disregarded for purposes of calculating the consecutive calendar day period required above, and (ii) the Marketing Period shall not be deemed to have commenced if, after the date of this Agreement and prior to the completion of the Marketing Period, (A) Deloitte, LLP shall have withdrawn its audit opinion with respect to any of the audited year-end financial statements in the Required Information, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, a new unqualified audit opinion is issued with respect to such year-end financial statements by Deloitte, LLP or another independent accounting firm reasonably acceptable to Buyer, or (B) Sellers shall have restated, or Sellers shall have determined to restate any historical financial statements included in the Required Information, in which case the Marketing Period shall not be deemed to commence unless and until such restatement has been completed and the applicable Required Information has been amended or Sellers conclude that no such restatement shall be required in accordance with GAAP.

“Material Adverse Effect” has the meaning set forth in Section 7.7.

“Material Contracts” has the meaning set forth in Section 2.82.8(a).

“Material Multi-Station Contract” has the meaning set forth in Section 1.9.

“Multi-Station Contract” has the meaning set forth in Section 1.9.

“Multi-Station Contract Obligations” has the meaning set forth in Section 1.9.

“Multi-Station Contract Rights” has the meaning set forth in Section 1.9.

“MVPDs” has the meaning set forth in Section 2.4(b).

“NDA” has the meaning set forth in Section 5.1.

“Net Working Capital” means, as of any date of determination, the current assets of the Sellers on a consolidated basis, excluding cash and cash equivalents, less the current liabilities of the Sellers on a consolidated basis, in each case, calculated in accordance with GAAP and, to the extent consistent with GAAP, using the same accounting principles, practices, procedures, policies and methods used and applied by Sellers in the preparation of their Financial Statements.

“Offering Materials” has the meaning set forth in Section 5.11(b).

“Other Schurz Business” has the meaning set forth in Section 1.1(e).

“Outside Date” has the meaning set forth in Section 10.1(d).

“Overlap Licenses” has the meaning set forth in Section 1.8(g).

“Owned Real Property” has the meaning set forth in Section 1.1(c).

“Permits” has the meaning set forth in Section 2.13.

“Permitted Liens” has the meaning set forth in Section 2.6(a).

“Phase I Environmental Site Assessment” has the meaning set forth in Section 5.10(a).

“Phase II Environmental Assessment” has the meaning set forth in Section 5.10(b).

“Primary FCC Licenses” has the meaning set forth in Section 1.8(c).

“Provided Information” has the meaning set forth in Section 3.8.

“Purchase Price” has the meaning set forth in Section 1.4.

“Purchased Assets” has the meaning set forth in Section 1.1.

“Purchased Contracts” has the meaning set forth in Section 1.1(d).

“Purchased Documents” has the meaning set forth in Section 1.1(f).

“QA Payment” has the meaning set forth in Section 11.3.

“Qualified Assignee” has the meaning set forth in Section 11.3.

“Real Property” has the meaning set forth in Section 1.1(c).

“Real Property Leases” has the meaning set forth in Section 1.1(c).

“Renewal Application” has the meaning set forth in Section 1.8(c).

“Representatives” has the meaning set forth in Section 5.11(b).

“Required Consents” has the meaning set forth in Section 5.5(a).

“Required Information” has the meaning set forth in Section 5.11(b)(i).

“Retained Obligations” has the meaning set forth in Section 1.3(a).

“Rushmore Acquisition Cost” means the amount paid by Rushmore Media Company, Inc. for the South Dakota Development Site and site acquisition costs necessary between the date hereof and the Closing Date; provided, that such amount shall not exceed $1,000,000.

“Schurz” has the meaning set forth in the Preamble.

“Seller(s)” has the meaning set forth in the Preamble.

“Seller Ancillary Agreements” has the meaning set forth in Section 2.1.

“Seller Indemnified Parties” has the meaning set forth in Section 9.2(d).

“Seller Marks” has the meaning set forth in Section 1.2(d).

“Seller Related Parties” has the meaning set forth in Section 10.3(d).

“South Dakota Development Site” means that certain parcel of real estate commonly known as the Ranch Amusement Park property located at 6303 S. Highway 16, Rapid City, South Dakota.

“Station(s)” has the meaning set forth in the Recitals.

“Station employee” means each employee of any Seller involved in the operation of the Stations.

“Surveys” has the meaning set forth in Section 5.9.

“Survival Period” has the meaning set forth in Section 9.1.

“Tangible Personal Property” has the meaning set forth in Section 1.1(b).

“Tax Returns” has the meaning set forth in Section 2.5(a).

“Taxes” has the meaning set forth in Section 2.5(a).

“Threshold” has the meaning set forth in Section 9.2(b).

“Title Commitments” has the meaning set forth in Section 5.9.

“Tolling Agreement” has the meaning set forth in Section 1.8(c).

“Transfer Taxes” has the meaning set forth in Section 5.15(b).

“Unclaimed Escrow Amount” means, as of any date of determination, an amount equal to the amount then remaining in the Indemnity Escrow, minus the good faith estimate of any outstanding and unpaid indemnification claim made pursuant to Section 9.2(a) (whether disputed or undisputed).

“Websites” means any and all Internet websites owned, operated or licensed by or for the benefit of Sellers in connection with the Business, including any content contained thereon or related thereto (but excluding any content that is not produced by or on behalf of Schurz or a Seller).

“WSBT Building” means that certain building and related property and Improvements located at 1301 E. Douglas Road, Mishawaka, IN 46545, which currently houses Schurz’s corporate office, WSBT-TV and WSBT Radio Group.

11.15     Bulk Transfer. Buyer, Schurz and Sellers hereby waive compliance with the bulk transfer provisions of the Uniform Commercial Code and all similar laws.

11.16     Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, equity holder, Affiliate, agent, attorney or representative of Schurz, Sellers or any of their Affiliates (other than each Seller) shall have any liability for any obligations or liabilities of such Seller under this Agreement or for any claim (whether in contract or tort, in law or in equity, or based upon any theory that seeks to “pierce the corporate veil” or impose liability of an entity against its owners or Affiliates or otherwise), liability or any other obligation arising under, based on, in respect of, in connection with, or by reason of, this Agreement or the transactions contemplated hereby, including its negotiation and/or execution.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement as of the date set forth above.

SCHURZ COMMUNICATIONS, INC.

/s/ Todd F. Schurz
Name: Todd F. Schurz
Title: President and CEO

NORTHERN LIGHTS MEDIA, INC.

/s/Andy MacLeod
Name: Andy MacLeod
Title: President & GM

WAGT TELEVISION, INC.

/s/Michael Bell Dethlefsen
Name: Michael Bell Dethlefsen
Title: General Manager

WSBT, INC.

/s/Sally J. Brown
Name: Sally J. Brown
Title: President/General Manager

SUNFLOWER BROADCASTING, INC.

/s/Joan M. Barrett
Name: Joan M. Barrett
Title: President

[Signature Page to Schurz Asset Purchase Agreement]

KY3, INC.

/s/Angela Moyle
Name: Angela Moyle
Title: Vice President

RUSHMORE MEDIA COMPANY, INC.

/s/Cecelia M. Green
Name: Cecelia M. Green
Title: President

WDBJ TELEVISION, Inc.

/s/Jeffrey Marks
Name: Jeffrey Marks
Title: President

Douglas Road Radio, Inc.

/s/James Kehoe
Name: James Kehoe
Title: President

WASK, INC.

/s/Brian Green
Name: Brian Green
Title: President & General Manager

GRAY TELEVISION GROUP, INC.

/s/Hilton H. Howell, Jr.
Name: Hilton H. Howell, Jr.
Title: President

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